UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

March 23, 2011

Dear Shareholder:

You are cordially invited to join us at the 2011 Annual Meeting of Shareholders of Equifax Inc. to be held at 9:30 a.m. Eastern Daylight Time on Thursday, May 5, 2011 at our principal executive offices located at the address shown above.

The accompanying notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to our shareholders.

Your vote is important to us and we hope that you will take this opportunity to participate in the affairs of the company. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the Internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the Annual Meeting. Additional information about voting your shares is included in the proxy statement.

Thank you for your continued support of Equifax.

Sincerely,

Richard F. Smith

Chairman and Chief Executive Officer

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

May 5, 2011

9:30 a.m. Eastern Daylight Time

To the shareholders of Equifax Inc.:

Notice is hereby given that the 2011 annual meeting of shareholders (the “Annual Meeting”) of Equifax Inc., a Georgia corporation (the “Company”), will be held on Thursday, May 5, 2011 at 9:30 a.m. Eastern Daylight Time at the Company’s principal executive offices located at the address shown above for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	To elect six director nominees to the Company’s Board of Directors (the “Board”) as identified in the accompanying proxy statement, each to serve as a director for a one-year term;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on March 7, 2011 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 5, 2011.

The Proxy Statement and the 2010 Annual Report to Shareholders are available at: www.proxyvote.com.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2010 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including the Proxy Statement, our 2010 Annual Report and a form of proxy card or voting instruction card. All shareholders who do not receive a notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

Sincerely,

Dean C. Arvidson

Corporate Secretary

Atlanta, Georgia

March 23, 2011

i

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Proxies in the form furnished are being solicited by the Board of Directors (the “Board”) for the 2011 Annual Meeting of Shareholders. A Notice of Internet Availability of Proxy Materials was first sent, and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available, to shareholders on or about March 23, 2011.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board recommends a vote:

1.	FOR each of the six nominees for director identified in these proxy materials and on the proxy card;

2.	FOR the ratification of the appointment of the Company’s independent auditors for 2011;

3.	FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in these materials; and

4.	FOR the approval, on an advisory basis, of a frequency of every year for future advisory votes on executive compensation.

In the absence of voting instructions to the contrary, shares represented by validly executed and dated proxies or voting instruction cards will be voted in accordance with the foregoing recommendations.

On or about March 23, 2011, we will mail a Notice of Internet Availability of Proxy Materials to our shareholders who have not previously requested electronic access to our proxy materials or the receipt of paper proxy materials advising them that they can access this Proxy Statement, the 2010 Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the Internet or by telephone. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a paper copy of the proxy materials, you may request one over the Internet at www.proxyvote.com, by calling toll-free 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 21, 2011 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you via email unless you change your election.

The Company will bear the cost of soliciting proxies and has retained Phoenix Advisory Partners, LLC to assist in soliciting proxies for a fee not to exceed $6,500 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Shareholders Entitled to Vote; Attendance at the Meeting

Company shareholders of record at the close of business on March 7, 2011 are entitled to notice of, and to vote at, the meeting. As of such date, there were 122,902,173 shares of Company common stock outstanding, each entitled to one vote.

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the Notice of Internet Availability of proxy materials or the voting instructions card that is sent to you or a current bank or brokerage account statement, to be admitted. The Company also may request appropriate identification as a condition of admission.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”) will be treated as present for the purposes of determining a quorum. Under the rules of the New York Stock Exchange (the “NYSE”), Proposal 2 is the only proposal upon which brokers may vote in the absence of timely instructions from beneficial owners.

Directors are elected by a majority of the votes cast at the meeting in uncontested elections, such as the one at the meeting. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote for directors. Under our Bylaws, if in an uncontested election for directors a nominee does not receive a majority of the votes cast “For” the nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and publicly report the action to be taken with respect to the resignation offer.

Approval of Proposals 2 and 3 requires that the votes that shareholders cast “For” must exceed the votes that shareholders cast “Against” to approve. Abstentions and (with regard to Proposal 3 only) broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote for Proposals 2 and 3. With respect to Proposal 4, the alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that shareholders approve. Abstentions and broker non-votes therefore will have no effect on the outcome of this vote.

Although the advisory votes on Proposals 3 and 4 are non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of shareholder engagement, will take the results into account in making a determination concerning executive compensation and the frequency of such advisory votes.

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the Annual Meeting. If any other matters are properly brought before the meeting for a vote, all shares represented at the meeting will be voted in the discretion of the persons named as proxies on the proxy card on such matters (other than shares that are voted by the holder in person at the meeting).

How to Vote

Shareholders of record.    Shareholders of record may attend and cast their votes at the meeting. In addition, shareholders of record may cast their vote by proxy and participants in the Company benefit plans described below may submit their voting instructions by:

(1)	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

(2)	using the toll-free telephone number listed on the enclosed proxy card; or

(3)	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various Company benefit plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card.

Beneficial owners.    If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”).    Participants in the Company Plans may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. EDT on May 2, 2011. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

Revocation of Proxies or Change of Instructions

A proxy given by a shareholder of record may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of the Company at the address set forth below, by delivering a proxy (by one of the methods described above) bearing a later date, or by voting in person at the meeting. Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above.

If you are the beneficial owner of shares held in “street name,” you may submit new voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the Annual Meeting in the manner described above under “How to Vote.”

Multiple Company shareholders who share an address may receive only one copy of this Proxy Statement and the 2010 Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this Proxy Statement and the 2010 Annual Report to any shareholder who resides at a shared address and to which a single copy of the documents was delivered, if the shareholder makes a request by contacting the Office of Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000, or by sending an email to corpsec@equifax.com. Beneficial owners sharing an address who are receiving multiple copies of this proxy statement and the 2010 Annual Report and who wish to receive a single copy in the future will need to contact their bank, broker or other nominee.

Voting Results

You can find the official results of voting at the meeting in our Current Report on Form 8-K to be filed within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

General

The Board oversees, counsels and directs management in the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

—	selecting and evaluating the performance of the Chief Executive Officer (“CEO”) and other senior executives;

—	planning for succession with respect to the position of Chairman and CEO and monitoring management’s succession planning for other senior executives;

—	reviewing and approving our major financial objectives, strategic and operating plans and other significant actions;

—	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

—	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and compliance with law and ethics.

Our Board is comprised of nine members, divided into three classes of two, three and four directors, with the directors in two classes currently serving three-year terms and one class of directors serving an annual term expiring at the Annual Meeting. Under our amended Articles of Incorporation and Bylaws approved by our shareholders at the 2009 Annual Meeting, our Board is transitioning from a classified board to a declassified board. The declassification began with the election of Class III directors for a one-year term at the 2010 Annual Meeting, and will continue to take place as follows: at the 2011 Annual Meeting, Class II and Class III directors will be elected to a one-year term; and at the 2012 Annual Meeting (and at each annual meeting of shareholders thereafter), all directors will be elected for a one-year term, at which time the classifications will be eliminated.

The Board has determined that 9 to 12 directors is currently the appropriate size for our Board. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual responsibility. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of any outstanding director candidate in whom the Board may become interested. The Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.

Leadership Structure of the Board

In accordance with our Bylaws, the Board elects our CEO and our Chairman of the Board, and each of these positions may be held by the same person or may be held by two persons. Under the Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues (the “Corporate Governance Guidelines”), the Board does not have a policy, one way or another, on whether the roles of the Chairman and the CEO should be separate and, if it is to be separate, whether the Chairman should be selected from among the non-employee directors or be an employee. If the Chairman is not an independent director, however, the Corporate Governance Guidelines require that a Presiding Director shall be recommended by the Governance Committee and elected by a majority of independent directors. The Governance Committee charter provides that it shall recommend to the Board the corporate governance structure of the Company.

The Chairman of the Board is responsible for chairing Board and shareholder meetings, setting the agenda for Board meetings and providing information to the Board members in advance of meetings and between meetings. The duties of the Presiding Director as provided in the Corporate Governance Guidelines were enhanced by the Board in November 2010 and include:

—	advising the Chairman and CEO of decisions reached, and suggestions made, at the executive sessions of the non-employee directors;

—	calling meetings of the non-employee directors;

—	presiding at each Board meeting at which the Chairman is not present;

—	reviewing and approving the agenda, schedule and materials for Board meetings;

—	facilitating communication between the non-employee directors and the Chairman and CEO;

—	meeting directly with management and non-management employees of the Company; and

—	if requested by major shareholders, being available for consultation and direct communication.

All directors may interact directly with the Chairman and CEO and provide input on presentations by management at Board and Committee meetings, and each has complete access to our management and employees.

The Governance Committee and the Board have determined that our current Board structure, combining the Chairman and CEO positions and utilizing a Presiding Director, is the most appropriate leadership structure for the Company and its shareholders at the present time. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the independent directors, and continuity of leadership. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that the CEO is the director best qualified to act as Chairman of the Board and to lead Board discussions regarding the performance of the Company.

The Company’s governance practices provide for strong independent leadership and oversight, independent discussion among directors, and independent evaluation of, and communication with, members of our senior leadership team. These governance practices are reflected in the Corporate Governance Guidelines and the various charters of the Board Committees which are described below. Some of the relevant practices include:

—	The annual election by the independent directors of a Presiding Director with clearly defined leadership authority and responsibilities.

—	At each regularly scheduled Board meeting, the non-management directors meet in executive session and deliberate on matters such as CEO succession planning and performance.

—

Our Corporate Governance Guidelines were revised by the Board in 2010 to require that a substantial majority of our Board be independent. Eight of our nine current directors are independent, which is substantially above the NYSE requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. All of our Board Committees are comprised of independent directors.

—	The Company is phasing in the annual election of each director by our shareholders to enhance accountability to our shareholders.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide risk management program which is designed to support the achievement of our organizational and strategic objectives, to identify and manage risks, to improve long-term organizational performance and to enhance shareholder value. On an annual basis, the Board (1) performs an enterprise risk assessment with management to review the principal risks facing the Company, monitor the steps management is taking to map and mitigate these risks; and (2) sets the level of risk appropriate for the Company in business strategy reviews. Risks are assessed throughout the business, focusing on two primary areas: (i) financial risk, operational and strategic risk, and (ii) ethical, legal and compliance risk. The CEO and our senior leadership team receive comprehensive periodic reports on the most significant risks from the head of our internal audit function. Each business unit and corporate support unit has primary responsibility for assessing risks within their respective areas of responsibility and mitigating those risks.

In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Audit Committee reviews risks related to financial reporting; discusses material violations, if any, of Company ethics and compliance policies brought to its attention; considers the Company’s annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year; and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Compensation, Human Resources & Management Succession Committee (the “Compensation Committee”) reviews compensation, human resource and management succession risks. The Governance Committee focuses on corporate governance risks, including evaluation of our leadership and risk oversight structure to ensure that it remains the optimal structure for our Company and shareholders. The Technology Committee enhances the Board’s focus on technology-related risks and opportunities.

The Board believes that the administration of the Board’s risk oversight function has not affected its leadership structure.

In 2010, the Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation, which was conducted with the assistance of management and the Committee’s outside compensation consultant, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short-term and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of anti-hedging and clawback policies.

In addition, the Compensation Committee analyzed the overall enterprise risks and how compensation programs impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, monthly and quarterly business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls.

In light of these analyses, the Compensation Committee believes that the structure of our compensation programs provides multiple, effective safeguards to protect against undue risk.

The Board’s Role in CEO and Executive Succession Planning

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. Board members are expected to have a thorough understanding of the characteristics necessary for a CEO to execute a long-term strategy that optimizes operating performance, profitability and shareholder value creation. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is accelerated, and strategic talent is leveraged to focus on current and new business imperatives. The ongoing succession process is designed to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength. The specific criteria for the CEO position are aligned with our long-term Growth Playbook, and succession and development plans are monitored for each of the CEO’s direct reports, including high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Committee and the Board also review the foregoing in executive session on a regular basis.

Meetings of the Board and its Committees

During 2010, the Board held four meetings; the Audit Committee met five times; the Compensation Committee met eight times; the Executive Committee did not meet; the Finance Committee (which was discontinued in February 2010) met once; the Governance Committee met four times; and the Technology Committee met three times. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served. The Board also believes that it is important for directors to make themselves available to our shareholders by attending the Annual Meeting in the absence of an unavoidable scheduling conflict or other valid reason. All directors then serving attended our 2010 Annual Meeting.

Board Committees

The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. The Board has five standing committees, all of which are composed of independent directors as defined in the NYSE rules. Each committee operates pursuant to a written charter which is available as described below under “Corporate Governance Guidelines” on page 9. Below is a table showing the current members of each committee.

Director	Audit	Compensation, Human Resources & Management Succession	Executive	Governance	Technology(1)
James E. Copeland, Jr.	Chair		x
Robert D. Daleo	x
Walter W. Driver, Jr.				x
Mark L. Feidler	x				x
L. Phillip Humann		Chair	Chair	x
Siri S. Marshall		x	x	Chair
John A. McKinley			x		Chair
Richard F. Smith
Mark B. Templeton		x			x

(1)	The Technology Committee was formed on February 5, 2010.

The Audit Committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The committee reviews and approves in advance the services provided by our independent registered public accounting firm, reviews and discusses the independence of that firm, oversees the internal audit function, reviews our internal accounting controls and financial reporting process, and administers our Code of Ethics and Business Conduct. The committee reviews the Company’s guidelines and policies related to enterprise risk assessment and risk management, and management’s plan for risk mitigation or remediation. The committee meets separately with the internal and external auditors to ensure full and frank communications with the committee. The Board has determined that Messrs. Copeland, Daleo and Feidler are each “financially literate” under NYSE rules and an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and is recommending that our shareholders approve this appointment at the Annual Meeting. See Proposal 2 on page 24 and the Audit Committee Report on page 66.

The Compensation, Human Resources & Management Succession Committee determines the compensation for our executive officers, establishes our compensation policies and practices, and reviews annual performance under our employee incentive plans. The Compensation Committee also provides assistance to the Governance Committee from time to time in connection with its review of director compensation. The Compensation Committee also advises management and the Board on succession planning and other significant human resources matters.

Role of Compensation Committee and Management in Determining Executive Compensation. The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers. Our Chairman and CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Compensation Committee also considers the recommendations and competitive data provided by the compensation consultant and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each other executive officer who reports to him, including the named executive officers listed in the Summary Compensation Table on page 49. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval. Members of management play various additional roles in this process:

—

The CEO makes recommendations to the Compensation Committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

—

The Chief Human Resources Officer and her staff provide the Compensation Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.

—

The Chief Financial Officer provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and in presenting information regarding the attainment of corporate financial goals for the preceding year.

—	The Corporate Secretary attends meetings of the Compensation Committee to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Compensation Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers, with input from the non-employee members of the Board in executive session with respect to CEO compensation.

Compensation Consultant Services and Fees. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company’s outside compensation consultant. During 2010, the Compensation Committee’s consultant began the year as a principal at Hewitt Associates (as of October 1, 2010, Aon Hewitt) and on February 1, 2010 became a partner at Meridian Compensation Partners LLC (“Meridian”), an independent executive compensation consulting firm. During 2010, the Compensation Committee retained the consultant, without any management recommendation, to provide advice with respect to compensation for named executive officers and other officers which included the following services:

—	provide market benchmark information;

—	advise the Compensation Committee on incentive risk assessment, proxy disclosure and executive benefits;

—	provide regulatory and governance guidance;

—	assist the Compensation Committee in determining appropriate levels of compensation for the CEO and other executive officers; and

—	attend all meetings of the Compensation Committee upon invitation and participate in executive sessions of the Compensation Committee without management present.

For 2010, all fees paid to Meridian were in support of the Compensation Committee in connection with its review of executive compensation.

The Executive Committee is authorized to exercise the powers of the Board in managing our business and property during the intervals between Board meetings, subject to Board discretion and applicable law.

The Governance Committee reviews and makes recommendations to the Board regarding nominees for director; recommends to the Board, and monitors compliance with, our Corporate Governance Guidelines and other corporate governance matters; conducts an annual review of the effectiveness of our Board; makes recommendations to the Board with respect to Board and committee organization, membership and function; and exercises oversight of Board compensation. Our process for receiving and evaluating Board member nominations from our shareholders is summarized under the captions “Director Qualifications and Nomination Process” on page 10 and “Shareholder Proposals and Director Nominations for 2012 Annual Meeting” on page 67.

The Technology Committee was formed in February 2010 and assesses our technology development strategies and makes recommendations to the Board as to scope, direction, quality, investment levels and execution of technology strategies; oversees the execution of technology strategies formulated by management and technology risk and opportunities; provides guidance on technology as it may pertain to, among other things, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies.

The charter for each Board committee is available on our website at: www.equifax.com/about_equifax/corporate_governance/committee_charters/en_us.

Corporate Governance Guidelines

The Governance Committee is responsible for overseeing the Corporate Governance Guidelines adopted by the Board and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of these guidelines at any time, with or without public notice, as it deems necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

—

Non-management directors shall retire at the next Board meeting following the director’s 72nd birthday, unless requested by the Board to stay. Directors who are employees of the Company in the normal course resign from the Board when their employment ceases or they reach age 65, absent a Board determination that it is in the best interests of the Company for the employee to continue as a director.

—	Directors are limited to service on five public company boards other than our Board.

—	The CEO reports at least annually to the Board on succession planning and management development.

—	The Presiding Director and the Chair of the Governance Committee manage a process whereby the Board and its members are subject to an annual evaluation and self-assessment.

Our Corporate Governance Guidelines are posted at www.equifax.com/about_equifax/governance_principals/en_us.

Code of Ethics

We have adopted codes of ethics and business conduct applicable to our directors, officers and employees, available at www.equifax.com/about_equifax/corporate_governance/en_us, or in print upon request to the Office of Corporate Secretary, Equifax, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000, or by sending an email to corpsec@equifax.com. Any amendment or waiver of a provision of these codes of ethics or business conduct that applies to any Equifax director or executive officer will also be disclosed on this website.

Director Independence

Pursuant to NYSE rules, the Board affirmatively determines the independence of each director nominee in accordance with the Corporate Governance Guidelines, which include categorical director independence standards consistent with the NYSE rules and require that a majority of the Board be comprised of independent directors. A copy of our Director Independence Standards is attached as Appendix A to this Proxy Statement.

Based on these standards, the Board has affirmatively determined that each of the following eight non-employee directors is independent and has no material relationship with Equifax, except as a director and shareholder of Equifax: James E. Copeland, Jr., Robert D. Daleo, Walter W. Driver, Jr., Mark L. Feidler, L. Phillip Humann, Siri S. Marshall, John A. McKinley and Mark B. Templeton. Richard F. Smith was not deemed to be an independent director because he is also an executive officer of the Company.

The Board considered and reviewed a limited number of commercial transactions undertaken in the ordinary course of our business with businesses and charities where our directors serve as officers or directors. Each of these transactions was significantly below the thresholds set forth in the categories of immaterial relationships described in our Director Independence Standards. See “Review, Approval or Ratification of Transactions with Related Persons—Transactions with Related Persons” on page 16.

Communicating with Directors

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Presiding Director, the Board’s non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, 1550 Peachtree Street, N.W., Atlanta, Georgia 30309. All concerns related to audit or accounting matters will be referred to the Board’s Audit Committee.

Director Qualifications and Nomination Process

The Governance Committee of our Board is the standing committee responsible for selecting the slate of director nominees for election by our shareholders. The Committee recommends those nominees to the full Board for approval. In the past, our Governance Committee has utilized the services of a third party search firm to assist in the identification and evaluation of potential director nominees. The Committee may engage such firms to provide such services in the future, as it deems appropriate.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, the capacity and desire to represent the balanced, best interests of the Company and the shareholders as a whole and not primarily a special interest group, and the ability to devote sufficient time to carry out the duties of an Equifax director. The Committee and the Board consider whether the candidate is independent under the standards described above under “Director Independence.” In addition, the Committee and the Board consider all information relevant in their judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and an assessment of the Board’s collective requirements. These factors may include a candidate’s educational and professional experience; reputation, industry knowledge and business experience and relevance to the Company and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; and the candidate’s ability to fulfill his or her responsibilities as a director and as a member of one or more of our standing Board committees. Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, ethnicity, geography and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of each Board annual self-assessment.

The Board believes that nomination of a candidate should not be based solely on these factors noted above. The Governance Committee and the Board do not assign specific weights to particular criteria, and no particular criterion is a prerequisite for Board membership. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a complete mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. Our current Board is geographically diverse with half of the members based outside the Company’s headquarters in Georgia; there is a balance of different ages; gender diversity includes one female director; and directors have diverse industry backgrounds which include banking, investment banking, venture capital, consumer products manufacturing, accounting and consulting, information and technology, telecommunications and legal. The backgrounds and qualifications of our current directors and nominees are further described under “Proposal 1—Election of Directors” beginning on page 18.

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee by November 24, 2011, c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of the Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. See “Shareholder Proposals and Director Nominations for 2012 Annual Meeting” on page 67. A copy of our Bylaws is available on our website at www.equifax.com/about equifax/corporate governance/en_us or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

No candidate for director nomination was submitted to the Governance Committee by any shareholder in connection with the Annual Meeting.

Executive Sessions

The non-management directors meet in executive session without management at every regularly scheduled in-person Board meeting. The Presiding Director presides at these executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or has or had any related party transaction or relationship required to be disclosed in this Proxy Statement. None of our executive officers serves, or served during 2010, as a member of the board of directors or compensation committee of any entity that has an executive officer serving on our Board or Compensation Committee.

Director Compensation

The following table sets forth the compensation received by our non-management directors during 2010:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)	All Other Compensation(4) ($)	Total ($)
James E. Copeland, Jr.	75,000	123,193	0	130	198,323
Robert D. Daleo	61,875	123,193	0	130	185,198
Walter W. Driver, Jr.	60,000	123,193	0	130	183,323
Mark L. Feidler	60,000	123,193	0	130	183,323
L. Phillip Humann	70,000	123,193	0	130	193,323
Siri S. Marshall	67,500	123,193	0	130	190,823
John A. McKinley	67,500	123,193	0	130	190,823
Mark B. Templeton	60,000	123,193	0	130	183,323

(1)	Calculated based on the aggregate grant date fair value for each director’s stock award ($31.12 per share), computed in accordance with FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the directors.

(2)	As of December 31, 2010, each current director held restricted stock units as follows: Mr. Copeland, 3,959; Mr. Daleo, 3,959; Mr. Driver, 3,959; Mr. Feidler, 3,959; Mr. Humann, 3,959; Ms. Marshall, 3,959; Mr. McKinley, 7,959; and Mr. Templeton, 7,959.

(3)	Prior to 2005, each non-employee director received an annual grant of a nonqualified option to purchase 7,000 shares of Company common stock with an exercise price equal to the fair market value closing price on the NYSE of the common stock on the date of the meeting. These options became fully vested one year after the date granted and expire ten years from the date granted. As of December 31, 2010, directors with options outstanding included Mr. Copeland, 7,000, and Mr. Humann, 14,000. All director stock options were fully vested prior to 2010.

(4)	Reflects the market price of annual membership to our CreditWatch Gold® 3-in-1 credit monitoring product.

Director Fees.    For 2010, the following changes in director compensation were recommended by the Governance Committee and approved by the full Board:

—	all Board and Committee meeting fees were eliminated;

—	the annual Board retainer, which had not changed since 2006, was increased to $60,000, payable in quarterly installments;

—

the formula for initial and annual equity grants of restricted stock units was changed from a fixed number of shares to a fixed value in shares computed as of the grant date ($175,000 for initial one-time grants to new directors, and $125,000 for annual grants); and

—

committee chair retainer fees for the Audit Committee and the Compensation Committee were increased by $7,500 and $2,500, respectively, in recognition of the increased time commitment and responsibility assumed in these positions.

By paying directors an annual retainer and eliminating meeting fees, the Company compensates each non-employee director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above. The Governance Committee believes that this additional compensation is appropriate.

Equity Awards.    Prior to 2010, each non-employee director received an annual long-term incentive grant of 3,000 restricted stock units under our shareholder-approved 2008 Omnibus Incentive Plan following the annual meeting of shareholders to further align their interests with those of our shareholders. New directors were also entitled to receive an initial grant of 4,000 restricted stock units, to attract and retain highly qualified directors through equity ownership. As noted above, for 2010, the formula for initial and annual equity grants of restricted stock units was changed from a fixed number of shares to a fixed value in shares computed as of the grant date ($175,000 for initial one-time grants to new directors, and $125,000 for annual grants). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. No dividend equivalents are paid on outstanding unvested restricted stock units.

Director Deferred Compensation Plan.    Each non-employee director may defer up to 100% of his or her retainer fees. The director is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan.    Each director may defer taxes otherwise due upon the vesting of restricted stock units. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but we pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines.    Our Bylaws require all directors to own our stock while serving as a director. Our stock ownership guidelines, which were amended by the Compensation Committee in November 2010 to reflect market data, require that each non-employee director own shares of our stock having a value of at least five times the annual cash retainer, no later than the fifth anniversary of the annual meeting of shareholders at which the director was first elected to the Board. Previously, the guideline was four times annual cash retainer within four years.

Indemnification.    Under our Articles of Incorporation and Bylaws, the directors and officers are entitled to indemnification from the Company to the fullest extent permitted by Georgia law. We have entered into indemnification agreements with each of our directors and executive officers. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Other.    Non-employee directors are reimbursed for customary and usual expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for customary and usual expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. Directors are indemnified by us against certain liabilities relating to service as a director. We do not provide retirement benefits to non-employee directors.

2010 Changes in Director Compensation.    In November 2010, upon the recommendation of the Governance Committee after a review of director stock ownership guidelines, including market trends and data from the same peer group of companies used for executive compensation purposes, the Board approved an increase in the multiple of the ownership requirement from four times to five times the annual director cash retainer fee, and an increase in the period for complying with the ownership guidelines from four years to five years. No other changes to director compensation were made in 2010.

Executive Officers

The executive officers of the Company and their ages and titles are set forth below. Business experience for the past five years and other information is provided in accordance with SEC rules.

Richard F. Smith (51) has been Chairman and Chief Executive Officer since December 15, 2005. He was named Chairman-Elect and Chief Executive Officer effective September 19, 2005 and elected as a Director on September 22, 2005. Prior to joining the Company, Mr. Smith served in various senior executive positions with General Electric Co., including as Chief Operating Officer, GE Insurance Solutions, from 2004 to September 2005 and President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004.

Lee Adrean (59) has been Corporate Vice President and Chief Financial Officer since October 2006. Prior to joining the Company, he served as Executive Vice President and Chief Financial Officer of NDCHealth Corporation from 2004 to 2006. Prior thereto, he served as Executive Vice President and Chief Financial Officer of EarthLink, Inc. from 2000 until 2004.

Kent E. Mast (67) has served as Corporate Vice President and Chief Legal Officer since he joined the Company in 2000. His responsibilities include legal services, global sourcing, security and compliance, government and legislative relations, corporate governance and privacy functions.

Coretha M. Rushing (54) has been Corporate Vice President and Chief Human Resources Officer since 2006. Prior to joining Equifax, she served as an executive coach and HR Consultant with Atlanta-based Cameron Wesley LLC. Prior thereto, she was Senior Vice President of Human Resources at The Coca-Cola Company, where she was employed from 1996 until 2004.

Paul J. Springman (65) has served as Corporate Vice President and Chief Marketing Officer since February 2004. Prior thereto, he was head of the Predictive Sciences unit from August 2002 until February 2004.

David C. Webb (55) became Chief Information Officer on January 19, 2010. Prior to joining the Company, he served as Chief Operations Officer for SVB Financial Corp. since 2008, and from 2004 to 2008 he was CIO. Mr. Webb was Vice President, Investment Banking Division at Goldman Sachs & Co., a global investment banking, securities and investment management firm, from 1999 to 2004. He was CIO at Bank One from 1997 to 1999.

J. Dann Adams (53) has been President, TALX since April, 2010. Previously, he was President, U.S. Consumer Information Solutions since 2007, and Group Executive, North America Information Services from November 2003 until December 2006.

Rodolfo M. Ploder (50) has been President, U.S. Consumer Information Solutions since April, 2010. He was President, International since January 2007 and Group Executive, Latin America from February 2004 to January 2007.

Paulino R. Barros, Jr. (54) has been President, International since April 2010. Prior to joining the Company, he was founder of PB&C—Global Investments LLC, an international business consulting firm, and served as its President from October 2008. Mr. Barros was President and Managing Director of Hatteras Corporation, a provider of strategic intellectual property consulting and transaction services, from January 2009 until April 2010. He was President of Global Operations for AT&T from January 2007 to October 2008, Chief Product Officer for BellSouth Corporation from January 2005 to December 2006, President of BellSouth Latin America from November 2003 to December 2004, and Corporate Vice President and General Manager—Latin America Group for Motorola from October 1998 to November 2000.

Joseph M. Loughran, III (43) has been President, North America Personal Solutions since January 1, 2010. He was Senior Vice President—Corporate Development from April 2006 to December 2009. Prior to joining Equifax, he held various executive roles at BellSouth Corporation from May 2001 to April 2006, including Managing Director-Corporate Strategy and Planning from May 2005 to April 2006, and various roles with McKinsey & Company, King & Spalding LLP, and Lazard Frères & Co.

Alejandro Gonzalez (41) has been President, North America Commercial Solutions since January 4, 2010. He was Senior Vice President of Strategic Marketing from December 2005 to December 2009, and Customer Experience Leader for GE Insurance Solutions from January 2005 to December 2005.

Nuala M. King (57) has been Senior Vice President and Controller since May 2006. She was Vice President and Corporate Controller from March 2004 to April 2006. Prior to joining the Company, Ms.  King served as Corporate Controller for UPS Capital from March 2001 until March 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Securityholders

The following table contains information as of March 7, 2011 regarding the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the Company’s outstanding common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	11,186,178	9.1%

Morton Holdings, Inc.(2) 35 Ocean Reef Drive, Suite 142 Key Largo, FL 33037	7,043,195	5.7%

(1)

Based on a Schedule 13G/A filed on February 14, 2011, setting forth information as of December 31, 2010, such filing indicates that (i) Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment advisor, beneficially owns 11,186,178 shares as a result of acting as an investment adviser to various investment companies. The ownership of one investment company, Fidelity Magellan Fund, amounted to 7,485,262 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds each has sole power to dispose of the 11,186,178 shares owned by the Funds; (ii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser who provides investment advisory services to individuals, beneficially owns 6,237 shares; (iii) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, beneficially owns 42,830 shares as a result of its serving as investment manager of institutional accounts holding such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 42,830 shares and sole power to vote or to direct the voting of 42,830 shares owned by the institutional account managed by PGATC as reported above.

(2)

Information is based on an amended Schedule 13G filed on February 14, 2011, setting forth information as of December 31, 2010. Such filing indicates that Morton Holdings, Inc. has shared voting power and shared dispositive power with respect to 7,043,195 shares with Philip B. Korsant of the same address. Partnerships of which Morton Holdings, Inc. is the general partner, are the owners of record of the 7,043,195 shares as a result of the direct or indirect power to vote or dispose of such shares.

Securities Held by Management

The following table contains information as of March 7, 2011 regarding the beneficial ownership of the Company’s common stock by (i) each director and nominee, (ii) each named executive officer listed in the Summary Compensation Table on page 49, and (iii) all directors, nominees and executive officers of the Company as a group. None of these shares were pledged.

Name	Number of Shares Owned(1)	Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	Percent of Common Stock Outstanding
J. Dann Adams	64,676	117,442	35,767	*

Lee Adrean	77,407	128,999	28,395	*

William W. Canfield(4)	384,372	53,333	0	*

James E. Copeland, Jr.	43,491	7,000	29,853	*

Robert D. Daleo	16,959	0	22,099	*

Walter W. Driver, Jr.	13,959	0	7,770	*

Mark L. Feidler	16,959	0	0	*

L. Phillip Humann	39,538	14,000	56,770	*

Siri S. Marshall	16,959	0	13,000	*

John A. McKinley	10,959	0	7,626	*

Coretha M. Rushing	48,303	109,666	0	*

Richard F. Smith(5)	340,666	519,999	0	*

Mark B. Templeton	14,059	0	10,000	*

David C. Webb	19,500	13,333	0	*

All directors, nominees and executive officers as a group (21 persons)(6)	3,899,000	1,483,436	287,055	4.6%

*	Less than one percent.

(1)	This column includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through our 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.

(2)	This column lists the number of shares of Company common stock that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 7, 2011 through the exercise of director or employee stock options, as applicable.

(3)	Reported in this column are share equivalent units credited to a director or executive officer account under various deferral plans maintained by the Company. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares of Company stock (Director and Executive Stock Deferral Plan) or cash (Executive Deferred Compensation Plan) on final distribution and do not include the reinvestment of dividends.

(4)	Includes 250,732 shares in held in the William W. Canfield Revocable Trust, the beneficiary of which is Mr. Canfield’s spouse, and over which he has sole voting and sole investment power. Mr. Canfield retired as director and executive officer of the Company in 2010.

(5)	Includes 100,000 shares held by a family limited liability limited partnership of which Mr. Smith and his spouse are the general partners and Mr. Smith and his children are limited partners.

(6)	Includes 2,484,565 shares (2% of the shares outstanding on March 7, 2011) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own ten percent or more of the Company’s common stock, to file reports of securities ownership and changes in such ownership with the SEC. Directors, officers and ten percent shareholders also are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company or written representations that no forms were required, the Company believes that all Section 16(a) filing requirements were timely met in 2010.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount of the transaction is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

—	the extent of the related person’s interest in the transaction;

—	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

—	the benefits to the Company;

—	the availability of other sources for comparable products or services; and

—	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

The Board has determined that all Board members, excluding Mr. Smith, are independent under the applicable NYSE and SEC rules and our Director Independence Standards. In making these determinations, the Board considered the types and amounts of commercial dealings between the Company and the companies and organizations with which the directors are affiliated. In each case, Audit Committee approval or ratification was obtained in accordance with our related party transaction approval policy and practices.

Transactions with Related Persons

Mark B. Templeton, a director of Equifax, is also President and Chief Executive Officer of Citrix Systems, Inc. In 2010, the Company paid approximately $146,210 to Citrix for renewal of software subscriptions. In making the determination that this relationship is not material and does not prevent Mr. Templeton from being an independent director of the Company, the Board took into account the fact that the fees paid to Citrix are comparable to those paid to other firms for similar services and that the amount of fees paid to Citrix is insignificant to both the Company and Citrix.

Robert D. Daleo, a director of the Company, is also Executive Vice President and Chief Financial Officer of Thomson Reuters, which provides certain financial market data to the Company. In 2010, the Company paid approximately $109,398 to Thomson Reuters for these services. In making the determination that this relationship is not material and does not prevent Mr. Daleo from being an independent director of the Company, the Board took into account the fact that the fees paid to Thomson Reuters are comparable to those paid to other firms for similar services and that the amount of fees paid to Thomson Reuters is insignificant to both the Company and Thomson Reuters.

Mr. James W. Canfield, son of Mr. William W. Canfield (who was an executive officer and director of the Company in 2010) was employed by our TALX subsidiary until October 8, 2010. Mr. James W. Canfield was employed by TALX in a non-executive position as Senior Director of Employee Services. His annual salary at the time of his termination was $150,170, and his compensation was similar to that paid for comparable positions at the Company. He received no bonus payments or equity grants during 2010.

OVERVIEW OF PROPOSALS TO BE VOTED ON

This Proxy Statement contains four proposals requiring shareholder action. Proposal 1 requests the election of six directors to the Board. Proposal 2 requests the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Proposal 3 requests a vote on an advisory resolution on executive compensation. Proposal 4 requests an advisory vote on the frequency of future advisory votes on executive compensation. Each of the proposals is discussed in more detail on the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

We currently have nine members on our Board, which is divided into three classes consisting of two, three and four directors. Under our amended Articles of Incorporation and Bylaws as approved by our shareholders at the 2009 Annual Meeting, our Board is transitioning to a declassified board. The transition began with the election of Class III directors for a one-year term at the 2010 Annual Meeting, and will continue to take place as follows: at the 2011 Annual Meeting, the Class II and Class III directors will be elected to a one-year term and at the 2012 Annual Meeting (and at each annual meeting of shareholders thereafter), all directors will be elected for a one-year term at which time the classifications will be eliminated.

At the Annual Meeting, shareholders will vote on the election of the two Class II and four Class III director nominees as described below. Each nominee is currently a director of the Company and has previously been elected by our shareholders. There are no family relationships among our directors or executive officers. Each nominee has indicated to the Company that he or she will serve if elected. If any nominee is unable or declines to serve as a director, the Board may designate another nominee to fill the vacancy and the proxy will be voted for that nominee.

Class III—Four Nominees (Messrs. Daleo, Driver, Humann and Templeton);

Class II—Two Nominees (Mr. Copeland and Ms. Marshall)

The terms of our current Class II and III directors will expire at the Annual Meeting. James E. Copeland, Jr. and Siri S. Marshall are the incumbent members of Class II. Robert D. Daleo, Walter W. Driver, Jr., L. Phillip Humann and Mark B. Templeton are the incumbent members of Class III. The Board has nominated each of these individuals for reelection to the Board at the Annual Meeting, to serve until the 2012 Annual Meeting.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time in the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company beginning in 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES

Nominees for Election as Class II Directors for a Term Expiring in 2012
— Director since 2003 — Independent — Chair of Audit Committee	James E. Copeland, Jr., 66 – Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003. He also is a director of ConocoPhillips and Time Warner Cable, Inc., and a former director of Coca-Cola Enterprises, Inc.

Significant Experience/Competencies

—  Former Large Company CEO

—  General Management & Business Operations

—  Mergers & Acquisitions

—  International

—  Strategy Development

—  Accounting

—  Risk Management

—  Finance

Overview of Board Qualifications

Mr. Copeland has invaluable expertise in the areas of audit, accounting and finance, including operating experience as the CEO of a major international accounting firm. His knowledge of the Company’s structure, operations, compliance programs and risk oversight as Chairman of the Audit Committee gained over seven years of service on the Board is of particular importance to our Board. The Board also values Mr. Copeland’s insight and judgment gained through years of public company board experience with companies operating in industries as diverse as oil and gas, beverages and entertainment, including experience on audit, executive, compensation and finance committees of other publicly traded companies.

— Director since 2006 — Independent — Chair of Governance Committee — Compensation, Human Resources & Management Succession Committee	Siri S. Marshall, 62 – Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a global diversified foods maker and distributor, from 1994 until her retirement in January 2008. Ms. Marshall is currently a director of Ameriprise Financial, Inc., a diversified financial services company, where she is the presiding director, and Alphatec Holdings, Inc., a medical device company specializing in spine disorders. She is also on the Board of Directors of the Yale Law School Center for the Study of Corporate Law, a Distinguished Advisor to the Straus Institute for Dispute Resolution, and a trustee of the Minneapolis Institute of Arts. During the past five years, Ms. Marshall also served on the Board of Directors for the International Institute for Conflict Prevention and Resolution. In February 2011, Ms. Marshall received the Sandra Day O’Connor Award for Board Excellence.

Significant Experience/Competencies

—  Former Public Company General Counsel, Corporate Secretary, Chief Compliance Officer

—  General Management & Business Operations

—  Mergers & Acquisitions

—  International

—  Strategy Development

—  Retail

—  Legal, Corporate Governance & Compliance

Overview of Board Qualifications

Ms. Marshall’s over 13 years of executive experience at General Mills provides a valuable perspective on customer service in our consumer business. The Board particularly values her corporate governance expertise acquired in the areas of corporate governance, tax, law and compliance functions at General Mills and as a presiding director of a large financial institution, as well as her perspective and insight gained through her service on the executive, compensation and governance committees of other public companies and her leading role in corporate law and dispute resolution matters.

Nominees for Election as Class III Directors

for a Term Expiring in 2012

— Director since 2006 — Independent — Audit Committee	Robert D. Daleo, 61 – Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors since 1997, and was a member of The Thomson Corporation’s board of directors from 2001 to April 2008. Thomson Reuters is a global provider of integrated information solutions to business and professional customers. From 1994 to 1998, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson Reuters.

Significant Experience/Competencies

—  Current Public Company CFO

—  General Management & Business Operations

—  Mergers & Acquisitions

—  International

—  Strategy Development

—  Auditing

—  Risk Management

—  Finance

Overview of Board Qualifications

Mr. Daleo has developed extensive financial accounting and corporate finance expertise through his experience as chief financial officer of a large multinational company. The Board values his leadership and risk assessment skills which are important to our efforts to expand our global information solutions business, data acquisitions and marketing to banks and other financial institutions. Mr. Daleo also has board-level experience with Thomson Reuters.

— Director since 2007 — Independent — Governance Committee	Walter W. Driver, Jr., 65 – Chairman Southeast of Goldman Sachs & Co., a global investment banking, securities and investment management firm, since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Chairman of King & Spalding LLP, an international law firm headquartered in Atlanta. Mr. Driver joined King & Spalding in 1970, became a partner in 1976, and served as Managing Partner or Chairman from 1999 through 2005. He currently serves on the Board of Directors of Total System Services, Inc. and as an Advisory Trustee of Old Mutual Funds.

Significant Experience/Competencies

—  International Investment Banking

—  Former Head of International Law Firm

—  General Management & Business Operations

—  Mergers & Acquisitions

—  International

—  Strategy Development

—  Finance

—  Legal, Corporate Governance and Compliance

Overview of Board Qualifications

Mr. Driver has extensive investment banking expertise in evaluating corporate acquisitions, strategies, operations and risks. The Board values his judgment, skills and experience in legal and regulatory matters gained through leadership of a major international law firm. Mr. Driver also has corporate governance experience and insight gained through his legal practice and public company directorships including service on compensation and governance committees.

— Director since 1992 — Independent — Presiding Director — Chair of Compensation, Human Resources & Management Succession Committee — Governance Committee	L. Phillip Humann, 65 – Retired Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company, from 2007 to April 2008. He served as Chairman and Chief Executive Officer of SunTrust Banks from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998. He also is a director of Coca-Cola Enterprises Inc. and of Haverty Furniture Companies, Inc., for which he has served as Non-Executive Chairman since May 2010. During the past five years, Mr. Humann also served on the Board of Directors for the Federal Reserve Bank of Atlanta.

Significant Experience/Competencies

—  Former Public Company CEO

—  Industry Experience

—  General Management & Business Operations

—  Mergers & Acquisitions

—  International Strategy Development

—  Finance

—  Retail

—  Corporate Governance & Compliance

—  Risk Management

—  Banking

Overview of Board Qualifications

Mr. Humann has over 40 years of experience in the banking, mortgage and financial services industry. The Board highly values his experience and insights regarding how our customers use our services and products to manage their risk and retention objectives. The Board also values his leadership skills and deep knowledge of our business and perspective gained through 19 years of service on the Board and at other public companies.

— Director since 2008 — Independent — Compensation, Human Resources & Management Succession Committee — Technology Committee	Mark B. Templeton, 58 – President and director of Citrix Systems, Inc., a global software development firm, since 1998 and Chief Executive Officer from 2001 to the present. Mr. Templeton also served as Chief Executive Officer of Citrix from 1999 to 2000 and as Senior Executive Officer of Citrix from 2000 to 2001.

Significant Experience/Competencies

—  Current Public Company CEO and President

—  General Management & Business Operations

—  Mergers & Acquisitions

—  International

—  Strategy Development

—  Finance

—  Technology Development, Operations & Marketing

Overview of Board Qualifications

The Board highly values Mr. Templeton’s operating experience, leadership and perspective in business strategy, operations, business growth. His counsel and insight in technology opportunities, particularly in the development and global marketing of advanced technology products, has direct application to our strategic emphasis on investment in new technology products and global expansion.

CONTINUING DIRECTORS

Class I Directors Whose Terms Continue Until 2012

— Director since 2007 — Independent — Audit Committee — Technology Committee	Mark L. Feidler, 54 – Founding Partner in MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Formerly, President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. He was appointed Chief Operating Officer of BellSouth Corporation in January 2005, and served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007. He also serves on the Board of Directors of the New York Life Insurance Company.
Significant Experience/Competencies — Former Public Company President and COO — General Management & Business Operations — Mergers & Acquisitions — International — Strategy Development — Finance

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting and risk management are an important resource for our Audit Committee and Board.

— Director since 2008 — Independent — Chair of Technology Committee	John A. McKinley, 53 – Chief Technology Officer of News Corporation and President of Technology for News Corporation Digital Media Group since February 1, 2011. He is also Chief Executive Officer of OurParents, Inc., a senior care service provider based in Washington, D.C., and Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Significant Experience/Competencies

— Current Public Company CTO

— General Management & Business Operations

— Mergers & Acquisitions

— International Strategy Development

— Finance

— Venture Capital

— Technology Development, Operations & Marketing

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology or information officer at a number of leading global companies. These skills are highly relevant to the Board’s oversight of risks and opportunities in our technology operations, risk management and capital investments. The Board also values his entrepreneurial, management and insight.

— Director since 2005 — Chairman and Chief Executive Officer	Richard F. Smith, 51 – Chairman and CEO of Equifax since 2005. Prior to that, Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000.

Significant Experience/Competencies

— Current Public Company CEO

— Industry Experience

— General Management & Business Operations

— Mergers & Acquisitions

— International Strategy Development

— Finance

— Risk Management

Overview of Board Qualifications

As Chairman and CEO, Mr. Smith leads our senior management team and brings to the Board extensive knowledge of the Company and its strategy gained through six years of demonstrated leadership in all aspects of our business. The Board values his management experience in senior roles over a 22 year career at General Electric Co. in senior leadership positions in insurance and capital fleet services divisions.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2011. EY has served as our independent auditor since 2002.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of EY as the Company’s independent registered public accounting firm for 2011. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of EY are expected to be present at the Annual Meeting and to respond to questions.

Fees Paid to Auditor

The following table sets forth the fees billed by EY to the Company for services rendered for the years ended December 31, 2009 and 2010:

Audit and Non-Audit Fees

Fee Category	2009	2010
Audit Fees(1)	$3,439,566	$3,373,711
Audit-Related Fees(2)	499,076	384,026
Tax Fees(3)	98,240	522,263
All Other Fees(4)	–	1,995

Total	$4,036,882	$4,281,995

(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services that are normally provided by EY in connection with statutory and regulatory filings or engagements, SAS 70 audits integrated with the audit, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters. Audit fees include fees incurred for professional services rendered in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include SAS 70 audits incremental to the audit in 2009.

(3)	Consists of fees and expenses for professional services related to state and local tax compliance and international tax planning.

(4)	Consists of fees and expenses, if any, for products and services provided by EY which are not included in the first three categories above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that mandates that the Audit Committee approve the audit and non-audit services in advance. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2010 and 2009, we did not obtain any of these prohibited services from EY. The Company uses other accounting firms for these types of non-audit services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is asking its shareholders to cast an advisory vote to approve the 2010 compensation of our named executive officers as disclosed in this proxy statement. This Proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific financial and strategic goals, which are expected to result in increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 28 and the tables and narrative that follow for additional details about our executive compensation programs, including information about the 2010 compensation of our named executive officers.

2010 Business Highlights

Our executive team has successfully managed our company through the recent dramatic economic downturn, and we believe the compensation program for our named executive officers was instrumental in helping us to achieve strong financial performance. For 2010, we reported:

—	revenue of $1.86 billion;

—	8% year-over-year revenue growth; and

—	strong growth in our annual reported operating income to $430.0 million from $381.8 million in 2009 (a 13% increase).

We are well-positioned to continue our delivery of strong performance for our shareholders through an intense focus on executing on our numerous growth opportunities and continuing to develop an engaged, innovative and high-performance workforce.

2010 Compensation Program Highlights

We believe that our executive compensation programs are structured in the best manner possible to support our Company and business objectives.

—	Our pay opportunities are substantially tied to our key business objectives and stock performance.

—	Pay opportunities are appropriate to the size of the Company when compared to peer companies.

—

We made low- to-mid single digit base salary increases for 2010, following a 2009 freeze of base salaries. Notwithstanding the CEO’s strong performance, the Compensation Committee decided that trends in the market data for chief executive officers did not support a salary increase for the CEO in 2010.

—

Consistent with our pay-for-performance philosophy, based on our strong 2010 results, our named executive officers received 141% of their target cash incentive awards for strong financial performance. There is a cap on the annual incentive opportunity, even for exceptional performance.

—

Our long-term incentive program is entirely denominated in equity and as a result is directly aligned with shareholder interests through a link to stock price. The target grant values of equity awards for named executive officers in 2010 were lowered by between 2.3% and 20.1% compared to target grant values in 2009, in line with lower market data reflective of a difficult economic environment.

—	Beginning in 2010, the vesting of restricted stock units is subject to attainment by the Company of certain operating income thresholds over the three-year vesting period for such grants.

—	Our equity compensation plan prohibits the repricing of outstanding stock options without shareholder consent.

—	We maintain stock ownership guidelines that state that our named executive officers should hold a specified minimum amount of our common stock to align their interests with those of our shareholders.

—

We have in place a “clawback” policy to seek restitution, in appropriate circumstances, of any incentive compensation received by an employee as a result of a material misstatement of financial results.

—	We have in place an “anti-hedging” policy which prohibits executives from engaging in any speculative transactions in our stock and from hedging the economic risk of ownership of our stock.

—	Our named executive officers are provided with only a limited number of perquisites.

—

Effective January 1, 2011, the Compensation Committee approved the elimination of all tax gross-ups on perquisites and excise tax gross-ups for new change-in-control agreement participants, and required prior approval of the Compensation Committee for any relocation home loss guarantee that exceeds $25,000.

—	Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our director independence standards.

—	The Compensation Committee utilizes the services of an outside compensation consultant.

The Compensation Committee regularly reviews with its independent compensation consultant the compensation program for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. This includes establishing performance targets based on our strategic and operating plans. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of market practices. This enables us to retain our executive officers in a competitive market for executive talent.

We believe that our executive compensation programs have been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and in enabling us to attract and retain highly talented executives within our industry.

Advisory Vote and Board Recommendation

We request shareholder approval of the 2010 compensation of our named executive officer compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within the Executive Compensation section of this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Equifax Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure within the Executive Compensation section of this proxy statement.”

As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our shareholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in our “say-on-pay” Proposal 3 above, our shareholders are being asked to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. In addition, we are asking our shareholders to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future shareholder meetings. Shareholders may vote to request the say-on-pay vote every year, every two years or every three years, or may abstain from voting.

Advisory Vote and Board Recommendation

Our Board believes that say-on-pay votes should be conducted every year so that our shareholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our Proxy Statement each year. Our Board’s determination was based upon the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by our Compensation Committee and that the metrics that are used in determining performance-based award achievements are annual metrics. Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our shareholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of every year, two years, three years or abstain from voting when you vote in response to the resolution set forth below. Shareholders are not voting to approve or disapprove the Board’s recommendation.

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast in person or by proxy at this meeting will be determined to be the preferred frequency of the shareholders with which Equifax Inc. is to hold a shareholder vote to approve, on an advisory basis, the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast in person or by proxy at the Annual Meeting will be the frequency for the advisory vote on executive compensation that has been recommended by shareholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation, Human Resources & Management Succession Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Members of the Compensation, Human Resources & Management Succession Committee

L. Phillip Humann, Chair    Siri S. Marshall    Mark B. Templeton

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program during 2010 for the following executive officers and one former executive officer of the Company:

Richard F. Smith	Chairman and Chief Executive Officer (CEO)
Lee Adrean	Corporate Vice President and Chief Financial Officer
Coretha M. Rushing	Corporate Vice President and Chief Human Resources Officer
David C. Webb	Chief Information Officer
J. Dann Adams	President, TALX
William W. Canfield	Former President, TALX (retired December 24, 2010)

These executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers. This Compensation Discussion and Analysis describes the material elements of our compensation programs for named executive officers during 2010. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board arrived at the specific compensation decisions for our executive officers, including our named executive officers, in 2010, and discusses the key factor the Compensation Committee considered in determining named executive officer compensation.

Executive Summary

Our vision is to provide timely, valuable and actionable information solutions that enable critical decisions with more confidence, including targeting the right customers, evaluating suppliers, structuring key financial terms, protecting against financial loss through enhanced verification and predictive capabilities, and optimizing a broad range of critical workforce functions. To support our product and technical innovation with strong execution, we strive to create a dynamic and energized work environment that attracts and retains great people who contribute directly to organizational priorities, innovation, customer focus and growth for the Company. Our executive compensation program plays a fundamental role in creating this environment by rewarding employees, including our named executive officers, for the successful execution of our short-term and long-term business objectives which create shareholder value. Our named executive officer compensation for 2010 reflects this linkage. Adjusted EPS and operating revenue metrics were chosen as key financial metrics for our annual incentive plan because they are key components of long-term growth strategy and contribute directly to long-term shareholder value.

Company Short-Term Performance

(For continuing operations)	2009	2010	Change
Operating Revenue	$1.72 billion	$1.86 billion	8.0%
Operating Income	$381.8 million	$430.0 million	13.0%
Operating Margin	22.2%	23.1%	+90 basis points
Diluted EPS	$1.70	$1.86	9.0%
Adjusted Diluted EPS (Non-GAAP)*	$2.17	$2.31	6.0%
Stock Price on December 31	$30.89	$35.60	15.2%

* Adjusted Diluted EPS from continuing operations (“Adjusted EPS”) for 2010 excluded from the equivalent GAAP results acquisition-related amortization expense, net of tax, of $57.2 million. Adjusted EPS for 2009 excluded acquisition-related amortization expense, net of tax, of $51.2 million, and restructuring charges, net of tax, of $15.8 million, primarily related to severance expense associated with staff reductions; and a $7.3 million tax benefit related to our ability to utilize foreign tax credits beyond 2009. “GAAP” means generally accepted accounting principles in the U.S.

The Company delivered strong growth and returned significant value to shareholders in 2010, achieved through a focus on strategic priorities and operational process discipline.

—

We launched over 72 new products in 2010. We measure the vitality of this activity through the revenue achieved each year from new products introduced within the prior three years. In 2010, our new product revenue increased by over 30% compared to the prior year.

—

We invested $77 million in strategic acquisitions including Transalud (Argentina), AxonAxis (Chile), Caltec (Ecuador) and Anakam (U.S.), continued to grow revenue from our consumer credit joint venture in Russia and launched operations in India in September 2010 with the opening of a consumer credit bureau.

—	We identified new growth areas in mortgage, digital marketing and identity management, and launched new global growth teams.

—	We received $189 million in gross proceeds from divesting our non-core APPRO loan origination software and Direct Marketing Services (“DMS”) businesses.

—

We returned a substantial amount of cash to our shareholders in 2010 through $35 million in dividends and $168 million in share repurchases. We reevaluated how we return value to shareholders and in the fourth quarter 2010 increased our quarterly dividend by 300% from $0.04 to $0.16 to deliver a more meaningful cash return to our continuing shareholders, targeted at a range of 25%-35% of net income.

Company Long-Term Performance

The Company’s comparative annual total shareholder return (TSR), including stock price appreciation and reinvestment of gross dividends, for the years ended December 31, 2009 and 2010 was as follows:

	2009	2010
Equifax Inc.	17.3%	16.2%

S&P 500 Index	26.5%	15.1%

S&P 500 Commercial & Professional Services Index	13.4%	12.0%

*Excluding change in pension value

2010 Executive Compensation Compared to 2009

Our executive compensation for 2010 consisted of base salary, an annual cash incentive, long-term equity incentives and other benefits. The chart below illustrates that 66% of our CEO’s compensation and 56% of our other named executive officers’ compensation was variable and performance-linked. Annual incentive opportunities are based upon the achievement of short-term Company objectives, while equity-based long-term compensation incentives reward executives when our shareholders are rewarded.

As compared to 2009, the key performance-linked elements of executive compensation for 2010 changed as follows for continuing named executive officers:

—

Base salaries rose 0% to 6.0% compared to 2009, when executive salaries were frozen due to the uncertain economic conditions. Notwithstanding his strong performance, the Compensation Committee determined that trends in the market data for chief executive officers did not support a salary increase for the CEO in 2010.

—	Annual cash incentives were paid at 141% of target for corporate level financial metrics, reflecting strong Company operating performance.

—

The target grant value of long-term equity incentive awards when determined by the Compensation Committee in early 2010 was lowered by between 2.3% to 20.1% compared to target grant values of the 2009 awards, in line with 2009 benchmarking data which was reflective of a challenging economic environment.

We Maintain Other Compensation Practices That Also Benefit Shareholders

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following:

—	Our annual cash incentive plan is directly tied to corporate or business unit financial performance, as measured by Adjusted EPS or operating profit, and operating revenue growth.

—	There is a cap on the annual incentive opportunity, even for exceptional performance.

—	Executives must own our stock and the amount of their ownership must increase with their level of responsibility.

—	Our policy allows us to recoup incentive compensation paid to named executive officers and other senior employees in the event of a financial restatement.

—	We prohibit our executives and non-executive directors from engaging in any speculative transactions in our securities and from hedging the economic risk of ownership of our stock.

—	Our shareholder-approved stock incentive plan prohibits stock option re-pricings without shareholder approval.

—	Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.

—	The Compensation Committee utilizes the services of an outside compensation consultant.

Compensation Philosophy and Objectives

The Compensation Committee considers the following objectives in setting executive compensation:

—	Attract and retain knowledgeable and experienced senior executives.

—	Align individual objectives and performance with Company objectives and performance.

—	Motivate our employees to work for and achieve superior results from year to year and in the long-term.

—	Reward performance that exceeds established performance goals.

—	Align the long-term financial interests of our executives with those of our shareholders.

Principal Components of the Executive Compensation Program

Based on the foregoing philosophy and objectives, the Compensation Committee has structured our compensation program to motivate executives to achieve the business goals set by us, to reward the executives for achieving such goals on an annual and long-term basis, and to create shareholder value.

Compensation element	Objective	Key features
Base salary	Provide sufficient competitive pay to attract and retain experienced and successful executives

•For the CEO, generally targeted at the prior year’s base salary level, adjusted by market movement

•For other named executive officers, targeted at the average of the median and 65th percentile of general industry survey data, with adjustments as needed to reflect individual performance and position or to attract senior executives from companies larger than ourselves. This philosophy positions us for increased scale and growth in our business without undue cost to the Company.

Annual cash incentive	Encourage and reward valuable contributions to our annual financial and operational performance objectives

•Targeted at the median of the general industry survey data

•For corporate named executive officers, payments are based on Company Adjusted EPS, operating revenue and individual performance

•For business unit heads, payments are based on Company Adjusted EPS, business unit revenue, business unit operating income and individual performance

Long-term incentive	Encourage and reward building long-term shareholder value; align management interests with those of the shareholders; encourage retention	•Decisions are informed by peer group and general industry survey data •Option awards vest ratably over three years •Restricted stock unit awards vest after three years
In-service and post-retirement benefits	Attract and retain highly qualified executives by providing competitive benefits	Participation in pension and savings plans, deferral plans, supplemental retirement plan, certain perquisites and change in control protection

How We Determine the Total Amount of Compensation

Use of “Tally Sheets” and Wealth Accumulation Analysis. In 2010, the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”), prepared “tally sheets” relating to compensation of the named executive officers. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, fluctuations in the amount of wealth created from prior equity grants, and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions. As a result of viewing the tally sheets, the Committee did not deem any changes to be necessary to the structure of the total compensation package or specific named executive officer compensation.

Benchmarking Process. We consider market pay practices when setting executive compensation. The Committee uses benchmarking to assess whether our level of executive pay is appropriate when compared to industry standards. As in prior years, in 2010 we conducted a detailed market review of executive pay to evaluate each element of pay and benefit competitiveness, review pay practices and compare performance against our peer group. In early 2010, Meridian presented the Committee with an analysis of named executive officer compensation compared to market data as described below. This analysis was discussed and reviewed by the Committee with Meridian. Two primary types of market data were used to compile this analysis:

—

General industry data, including data from companies similar in size to the Company, drawn from all companies in the Aon Hewitt Total Compensation by Industry database; and, for base salaries and annual incentives, also data from the Towers Watson U.S. General Industry Executive Database, which includes Fortune 1000 and S&P 1000 public companies, and Mercer Survey data (for positions without a match in the Towers Watson survey). For the CFO only, peer group proxy data was used. Data was size-adjusted to the Company’s revenue size.

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Peer group proxy data, for long-term incentives and, for the Chief Financial Officer only, for base salary; this data was drawn from available proxy statements and public reports for 15 publicly-held companies: Alliance Data Systems Corp., Automatic Data Processing Inc., CGI Group Inc., DST Systems Inc., Dun & Bradstreet Corp., Fidelity National Financial, Inc., Fidelity National Information Services, Inc., Fiserv Inc., FTI Consulting Inc., Intuit Inc., Lender Processing Services, Inc., Moody’s Corp., Paychex Inc., Perot Systems Corp. (acquired by Dell Corporation in November 2009) and Western Union Co. The median 2009 revenue, net income and market capitalization of these companies was $2.8 billion, $298 million and $4.9 billion, compared to Company 2009 operating revenue, net income and market capitalization of $1.8 billion, $234 million and $3.9 billion, respectively.

This 2010 compensation peer group, which was approved by the Compensation Committee in 2009, included companies against which we compete directly or indirectly for capital, executive talent and, in some cases, business. Because there are no public, stand-alone direct U.S. competitors across all of our businesses, we focus on companies that compete with us in a significant aspect of our business, have similar customers, or are in the business of data and analytics-based business solutions delivered through technology, and which are similarly complex. Industries represented by these companies included information and delivery systems, advertising, publishing, specialized finance, information technology consulting services, data processing and outsourced services, and application software. We reviewed and updated our comparator peer group for executive compensation to reflect changes in the industries in which we operate and the goals of our long-term growth strategy. The new group consisted of the companies listed above, of which new additions for 2010 included Dun & Bradstreet Corp., Fiserv Inc., Intuit Inc., and Moody’s Corp. Perot Systems Corp. was acquired in 2009 and as a result will not be included in future peer groups, although we used its 2009 proxy data for 2010 compensation benchmarking purposes.

The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graphs which can be found in our 2010 Annual Report and 2010 Form 10-K because the companies listed in the peer group more closely represent the labor markets in which we compete for executive talent.

Other Factors Considered in Setting Pay Opportunities. The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (e.g., base salaries, the individual portion of short-term incentive, and yearly equity grants). Such factors include an individual’s general levels of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, succession planning considerations, salary budget guidelines, and the individual’s pay in the context of others at the Company). The application of discretion based on such factors may result in pay opportunities that are different from market as determined above.

2010 Annual Cash Incentive Opportunities. Target annual cash incentive opportunities for 2010 expressed as a percent of base salary were unchanged from 2009 for continuing named executive officers. Mr. Webb was newly hired in January 2010, and his target cash incentive opportunity was set the same as others at his executive level.

2010 Long-Term Incentive Opportunities. As in prior years, 2010 long-term incentive opportunities for the named executive officers (other than the CEO) in a range of +/- 25% around the average of the peer group median and the general industry median, as further adjusted for position and individual performance. The CEO took individual performance into account in recommending award sizes for the other named executive officers, as discussed more fully below. For the CEO, the Committee targeted 2010 long-term incentive opportunities at approximately the value of the 2009 annual grant, times the general industry trend in long-term incentive value for the chief executive officer position as determined by Meridian using Aon Hewitt data.

Analysis of 2010 Compensation

The Compensation Committee considered a broad range of facts and circumstances in setting 2010 executive compensation. Among the factors considered for base salary, short-term incentive target opportunity and the range of long-term incentive grants for the named executive officers were market competitiveness, based on the Compensation Committee’s review of the benchmarking data described above, and experience and past individual performance, which were largely subjective measures considered by the Committee but not given any particular weight except as explained below in the discussion of base salary, annual and long-term incentives.

Business results for the 2010 fiscal year factored heavily in short-term incentive payouts and comprised 80% of the annual incentive performance measure weighting. The financial objectives for corporate-level named executive officers were Company Adjusted EPS (defined below) and operating revenue in constant U.S. dollars. The financial objectives for business unit heads such as Messrs. Adams and Canfield were Company Adjusted EPS in constant U.S. dollars, business unit operating revenue and business unit operating income. The business unit goals for Mr. Adams related to USCIS performance through June 30, 2010, and TALX performance for the remainder of 2010.

In setting 2010 compensation opportunities and annual incentive plan goals in early 2010, our 2009 financial results were reviewed and discussed by the Compensation Committee. The financial results, as compared to the targets approved by the Compensation Committee under the plan, determined payouts for the 2009 plan year, in addition to the performance of individual goals. These results and our 2010 business plan also formed the basis for setting performance targets for 2010.

The individual performance of the named executive officers (other than the CEO), based primarily on performance reviews presented by the CEO, also influenced Compensation Committee decisions regarding individual compensation, as discussed below under “Individual Performance Assessments.”

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee took into account the Company’s strong financial performance, as well as a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board. These non-financial factors were determined largely on a subjective basis and did not involve pre-established performance goals except as described under “Individual Performance Assessments.” The Compensation Committee and the Board noted that in 2010, the Company, under the CEO’s strong leadership in an economic environment which continued to be highly challenging, achieved above-market financial results and effectively refined and executed on the Company’s long-term business and talent management strategies.

Although annual incentive compensation decisions were made without regard to length of service or prior years’ compensation, the Compensation Committee did consider prior awards in granting stock options and restricted stock units. Named executive officers with longer service at the Company or who are retirement-eligible do not receive greater or lesser awards, or larger or smaller target amounts, in a given year, than executives with shorter service or who are retirement-eligible.

The Compensation Committee has not adopted a policy with regard to the relationship of compensation between or among the CEO and the other named executive officers or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance). Our CEO has ultimate responsibility for the strategic direction of the Company, and therefore is the most highly paid. The CEO’s compensation also reflects the importance of his leadership to the successful design and execution of our business strategy.

Elements of Executive Compensation

Base Salary

We provide named executive officers with a base salary to compensate them for services rendered during the year. Consistent with the Company’s philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall targeted compensation in the form of base pay. The executives are paid an amount in the form of base pay sufficient to attract competent executive talent and retain a stable management team.

The Compensation Committee assessed whether the named executive officers are paid an amount in the form of base pay sufficient to attract competent executive talent and maintain a stable management team, considering factors such as the benchmarking data described above, an internal review of the executive’s position and current compensation, both individually and relative to other executive officers, experience, scope, breadth and complexity of responsibilities, retention considerations, and the individual performance as discussed below under “Individual Performance Assessments.”

Base Salary Decisions in 2010

In February 2010, the Compensation Committee approved merit increases for senior executives, including the continuing named executive officers other than the CEO, based on the Compensation Committee’s review of market data, adjustments for position, retention considerations, and individual performance assessments conducted by the CEO, as follows:

—	Mr. Adrean received a 6% increase;

—	Ms. Rushing received a 5% increase;

—	Mr. Adams received a 2.5% increase (excluding the relocation living allowance described on page 45); and

—	Mr. Canfield received a 5% increase.

Mr. Webb was hired by the Company in January 2010 and his base salary was approved by the Compensation Committee based on negotiation and the competitive market for highly qualified and experienced chief information officers.

Notwithstanding Mr. Smith’s strong performance, the Compensation Committee determined that trends in the market data for chief executive officers did not support a salary increase for the CEO in 2010.

Annual Cash Incentive

Our annual cash incentive plan, which is part of our shareholder-approved 2008 Omnibus Incentive Plan, allows the Compensation Committee to reward high performance and achievement of corporate and individual goals by key employees, including our named executives; to encourage actions that will result in the growth of shareholder value; and to ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation. Pursuant to this plan, the named executives and other key employees are eligible for awards based on the Company’s attainment of specific performance measures established by the Compensation Committee at the beginning of the plan year. The plan is generally structured as described below for officers with Company-wide responsibilities, with changes from year to year to reflect changing business needs and competitive circumstances.

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Establishment of performance measures.    The Compensation Committee establishes performance measures and goals, which include the financial and individualized metrics being assessed as well as minimum thresholds required to earn an award and target and maximum performance objectives.

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Payout targets.    The Compensation Committee sets payout targets for each executive, expressed as a percentage of base salary, based on the executive’s level of responsibility and informed by a review of compensation information from published general industry surveys.

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Final award determination.    After the close of each year, the Company calculates performance against the pre-established measures for the Company and for each business unit. The named executive officers receive an award, if any, based on their individual target opportunities, Company (or business unit) performance relative to the specific performance goal, and individual performance assessment.

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Maximum awards. Awards under the annual incentive plan are subject to certain limitations, including (1) Committee authority to reduce awards through the exercise of negative discretion; (2) individual limit of $5 million; and (3) a formula intended to qualify such awards, to the extent possible, as tax deductible by the Company under Section 162(m) of the Internal Revenue Code (the “Code”)(this formula was not intended to increase 2010 award levels beyond those that the Committee would otherwise approve consistent with the methodologies described below). For further information on the Section 162(m) cap, see “Consideration of Tax Effects” on page 46.

Annual Cash Incentive—Corporate and Business Unit Financial Goals for 2010 (80% of Annual Incentive Opportunity)

For the 2010 annual cash incentive, the financial performance objectives for the named executive officers with Company-wide responsibilities were based on operating revenue, used to measure top line growth, Adjusted EPS, used to reflect bottom line net profit, and individual performance objectives. The financial objectives for Messrs. Adams and Canfield as business unit leaders were focused primarily on their unit’s revenue and operating income, as well as Company Adjusted EPS. For Mr. Canfield this was TALX unit performance for the year, while for Mr. Adams it was USCIS unit performance for the first six months of 2010 and TALX performance for the remainder of 2010. Each performance measure represents part of the total annual incentive award calculation, and different measures are weighted differently in the calculation, as noted below.

Awards could range from 0% of the individual’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at the specified maximum goal). For 2010 annual incentive awards, the individual target percentages (measured as a percentage of base salary) were 100% for the CEO, 75% for Mr. Canfield and 60% for the other named executive officers.

Establishment of 2010 Corporate and Business Unit Financial Goals.  In March 2010, the Compensation Committee established the corporate and business unit financial goals required to earn a cash incentive award for 2010.

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The initial threshold (25% payout) levels for an award under the Adjusted EPS and operating revenue performance measures were set at 94% of 2009 Adjusted EPS of $2.33, reflecting the difficult economic environment, and operating revenue results of $1,825 million.

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The initial target (100% payout) level was based on our strategic goals and performance expectations for the year for $1,910 million revenue and $2.33 Adjusted EPS. These amounts were largely unchanged from 2009 reported operating revenue and Adjusted EPS when restated to 2010 budgeted foreign exchange rates.

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The initial maximum (200% payout) level for Adjusted EPS and revenue was set at 106% and 105%, respectively, of the applicable target performance goals: $2.47 Adjusted EPS and $2.0 billion operating revenue. These amounts represented an increase of 7.9% and 11.5%, respectively, compared to 2009 Adjusted EPS of $2.29 and reported operating revenue of $1.794 billion.

The foregoing goals were subject to adjustment by the Compensation Committee for the effect of material acquisitions and divestitures. In June 2010, the Company divested its APPRO and Direct Marketing Services (DMS) units. When the Compensation Committee met in February 2011 to review and approve 2010 annual incentive awards, it exercised its discretion to adjust the foregoing goals to eliminate the impact of these material discontinued operations. The threshold, target and maximum operating revenue goals noted above were reduced to $1,754.4 million, $1,835.8 million and $1,923.0 million, respectively, and the corresponding threshold, target and maximum Adjusted EPS goals were reduced to $2.10, $2.24 and $2.38, respectively.

Mr. Canfield.  The corporate and business unit objectives for Mr. Canfield were established as follows (the initial Company Adjusted EPS goal was adjusted as described above to reflect the discontinued operations noted above):

Performance Measure	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Company Adjusted EPS (as further adjusted for discontinued operations)	30%	$2.10	$2.24	$2.38
TALX operating revenue	30%	$356.6 million (equal to 2009 results)	$390 million (a 9.4% increase from 2009 results)	$410 million (a 15% increase from 2009 results)
TALX operating profit	20%	$77 million (equal to 2009 results)	$93 million (a 20.8% increase from 2009 results)	$108.3 million (a 40.6% increase from 2009 results)

Mr. Adams. Mr. Adams was President, USCIS for the first half of 2010 and President, TALX for the second half of 2010. Accordingly, the business unit portion of his annual incentive opportunity was paid one-half based on the full year USCIS results and one-half based on the full year TALX results. The TALX objectives were set as described above for Mr. Canfield. The USCIS operating goals were originally set at the beginning of the year with threshold, target and maximum operating revenue goals of $790 million (equal to 2009 results), $812 million (a 2.8% increase from 2009 results), and $852 million (a 7.9% increase from 2009 results); threshold, target and maximum operating profit goals were set at $266 million (equal to 2009 results), $276 million (a 3.76% increase from 2009 results), and $291 million (a 9.4% increase from 2009).

Company Adjusted EPS and USCIS operating revenue and profit objectives were subsequently adjusted by the Compensation Committee in February 2011 to reflect the impact of the Company’s divestitures of APPRO and DMS. As a result, the final goals against which Mr. Adams’ annual incentive opportunity were measured were as follows:

Performance Measure	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Company Adjusted EPS (as further adjusted for discontinued operations)	30%	$2.10	$2.24	$2.38
USCIS operating revenue	15%	$713.8 million (equal to 2009 results adjusted for discontinued operations)	$732.2 million (a 2.6% increase from 2009 results adjusted for discontinued operations)	$769.4 million (a 7.8% increase from 2009 results adjusted for discontinued operations)
USCIS operating profit	10%	$249.9 million (equal to 2009 results adjusted for discontinued operations)	$257.0 million (a 2.8% increase from 2009 results adjusted for discontinued operations)	$272.0 million (an 8.8% increase from 2009 results adjusted for discontinued operations)
TALX operating revenue	15%	$356.6 million (equal to 2009 results)	$390 million (a 9.4% increase from 2009 results)	$410 million (a 15% increase from 2009 results)
TALX operating profit	10%	$77 million (equal to 2009 results)	$93 million (a 20.8% increase from 2009 results)	$108.3 million (a 40.6% increase from 2009 results)

2010 Financial Performance Results. The Company’s operating results from continuing operations for 2010 were as follows:

—	Company Adjusted EPS from continuing operations was $2.31 in nominal dollars, and $2.30 when adjusted for changes in foreign exchange rates (143% of target);

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Company operating revenue from continuing operations was $1,859.5 million, and $1.863.5 million when adjusted for the impact of changes in foreign exchange rates (resulting in an incentive payout of 132% of target);

—	USCIS operating profit of $272 million (200% of target) and operating revenue of $741.6 million (126% of target); and

—	TALX operating profit of $92.1 million (96% of target) and operating revenue of $395.6 million (128% of target).

Annual Cash Incentive—Individual Performance Assessments (20% of Annual Incentive Opportunity)

The remaining 20% of the annual cash incentive is related to personal objectives that are specific to each executive officer position and may relate to:

—	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity, and expansion of data sources;

—	management of expenses to ensure expense growth does not exceed revenue growth; and

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nonfinancial goals that are important to the Company’s success, including people-related objectives such as talent management, demonstrating leadership through behavior consistent with our values, and any other business priority.

Personal objectives are set at the start of the fiscal year and do not individually have a formal weighting. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other named executive officers against their personal objectives approved by him, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant by the CEO. The Compensation Committee reviews and approves this performance evaluation and evaluates the performance of the CEO in a similar manner, with input from the full Board.

Individual performance rating categories and award opportunities for the named executive officers were as follows:

—	needs improvement (no award);

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achieves expectations (performance at 100% of the target incentive means an award of up to 20% of base salary for the CEO, 15% for Mr. Canfield and 12% of base salary for the other named executive officers);

—	exceeds expectations (performance at 150% of target incentive means an award of up to 30% of base salary for the CEO, 22.5% for Mr. Canfield and 18% for the other named executive officers); and

—	distinguished (performance at 200% of target incentive means an award of up to 40% of base salary for the CEO, 30% for Mr. Canfield and 24% of base salary for the other named executive officers).

Individual Performance Assessments in 2010

The 2010 individual performance ratings for the named executive officers ranged from achieves expectations to distinguished as reflected above in the 2010 annual incentive plan calculations under the “Weighted Individual Achieved” columns. In each case, the named executive officers met or exceeded their applicable objectives.

All of the named executive officers had objectives related to people, including leadership values, performance management, feedback and coaching, employee recognition, talent management and communication of key business objectives. All of the named executive officers had objectives related to improving operational efficiencies through LEAN and Workout programs to reduce costs, disaster recovery planning, customer satisfaction, enterprise risk management and talent management and succession planning. Messrs. Smith, Adrean and Webb and Ms. Rushing also had Company-wide objectives related to long-term strategic objectives.

Mr. Smith achieved the maximum rating on his individual objectives for 2010. He successfully executed on the Company’s strategy of broadening and deepening product offerings to improve financial performance in all five business units, in a highly challenging business environment, generating $1.86 billion in revenue with an operating margin of 23.1% and diluted EPS of $1.86 from continuing operations. He led the Company’s efforts to continue strategically building and rebalancing its capabilities with high value acquisitions, including Anakam, a leading provider of identity authentication systems, and divesting two non-core businesses in loan origination software and direct mail marketing. The net proceeds from these divestitures were reinvested in growth areas and returned to the Company’s shareholders through share repurchase and a 300% increase in the quarterly dividend in the fourth quarter of 2010. Mr. Smith refined and executed the Company’s long-term growth strategy of investing in innovation and execution by:

—	expanding our role in a client’s business through product innovation and delivering value to the customer;

—	employing advanced analytics and technology to help drive client growth, security, efficiency and profitability;

—	investing in emerging opportunities; geographic, data source and product diversification;

—	maximizing the use of analytics and decisioning technology to differentiate the Company’s product offerings;

—	implementing measures to control expense growth in line with revenue growth;

—	driving operational efficiencies through LEAN, Workout and other continuous business process improvements;

—	accelerating the pace of new product innovation (NPI) and product transfers across the Company;

—	continuing to drive a performance-driven culture to deliver sustained long-term business growth;

—	retaining and developing a strong leadership team; and

—	demonstrating exemplary leadership and values.

Mr. Adrean achieved the maximum rating on his individual objectives for 2010. As leader of the Company’s Finance function, these objectives included:

—	measures to control expense growth in line with revenue growth;

—	improvements in financial analytical capabilities and operational metrics to help focus management on key revenue, customer and product profitability drivers and opportunities in the business;

—	implementing LEAN, Workout and outsourcing measures to reduce costs and improve efficiency in the Finance organization;

—	developing the 2010 corporate budget consistent with long-term growth objectives;

—	implementing strategies to optimize the corporate tax position;

—	supporting corporate growth initiatives;

—	developing global finance organization capabilities and enhancing financial system controls; and

—	enhancing global enterprise risk management processes with effective monitoring across all major risk areas.

He also assumed interim leadership of our Corporate Development team from December 2009 to April 2010.

Ms. Rushing achieved the maximum rating on her individual objectives for 2010. As leader of the Company’s human resources function, these objectives included:

—	deploying a global employee career framework and mapping initiative to improve the Company’s staffing flexibility, bench strength and career development paths;

—	improving employee engagement and support;

—	supporting acquisitions and the integration of acquisitions;

—	redesigning benefit plans to better align with the Company’s culture of meritocracy and the competitive market for talent; and

—	refining rigorous global talent management, performance management and succession planning programs.

Mr. Webb achieved his individual objectives for his first year as Chief Information Officer. These included:

—	developing a three-year global technology strategy to optimize technology investments, infrastructure and staffing;

—	renegotiating several key technology vendor services agreements;

—	further integrating TALX computer systems with other Company systems; and

—	enhancing disaster recovery plans.

Mr. Adams completed his individual objectives for 2010 despite a continued weak U.S. economy and mid-year transition to a new leadership role. His objectives for the first half of 2010 included business unit objectives for USCIS, including:

—	developing new products and differentiated, unique data sources, the Key Customer program, and new vertical markets; and

—	effectively assisting in the transition of the role of President, USCIS to a new leader.

His objectives for the latter half of the year centered on:

—	performing in the new position of President, TALX;

—	achieving TALX business unit objectives as noted below for Mr. Canfield; and

—	further integrating TALX with new product development and other Company initiatives in USCIS and analytical technology.

Mr. Canfield achieved his individual objectives for 2010 through the date of his retirement in late December 2010, including:

—	successfully executing on the Company’s long-term growth strategy with respect to the TALX business unit, including increasing revenue and operating income and cross-selling products;

—	implementing measures to control expense growth in line with revenue growth;

—	driving operational efficiencies through LEAN and Workout programs to reduce costs and enhance overall value of products and services to clients;

—	continuing to drive a performance-driven culture; and

—	effectively assisting in the transition of leadership of TALX to Mr. Adams.

Annual Incentive Plan Results Summary

The information below summarizes the performance measures, weights, targets and actual results we used to determine the 2010 annual cash incentives payable to our named executive officers. Performance goal achievement for 2010 was certified by the Compensation Committee following a report by the Chief Financial Officer, and incentive payouts were approved by the Compensation Committee in February 2011.

Summary of 2010 Annual Cash Incentive Awards

Name	Total Incentive Target Eligibility as a % of Base Salary	Adjusted EPS Target Eligibility (%)	Weighted Adjusted EPS Incentive Achieved (%)	Operating Revenue Target Eligibility (%)	Weighted Operating Revenue Incentive Achieved (%)	Individual Target Eligibility (%)	Weighted Individual Incentive Achieved (%)	Total 2010 Incentive Paid as a % of Base Salary

Smith	100	65	92.9	15	19.7	20	40	152.6

Adrean	60	65	55.7	15	11.9	20	24	91.6

Rushing	60	65	55.7	15	11.9	20	24	91.6

Webb	60	65	55.7	15	11.9	20	12	79.6

Name	Total Incentive Target Eligibility as a % of Base Salary	Adjusted EPS Target Eligibility (%)	Weighted Adjusted EPS Incentive Achieved* (%)	Business Unit Profit Target Eligibility (%)	Weighted Business Unit Profit Incentive Achieved* (%)	Business Unit Revenue Target Eligibility (%)	Weighted Business Unit Revenue Incentive Achieved* (%)	Individual Target Eligibility (%)	Weighted Individual Incentive Achieved (%)*	Total 2010 Incentive Paid as a % of Base Salary
Adams - - USCIS	60	30	25.7	20	24	30	22.6	20	18	90.3
Adams- TALX	60	30	25.7	20	11.5	30	23.1	20	18	78.3
Total	60	30	25.7	20	17.6	30	22.8	20	18	84.1

*Weighted average achieved for each business unit is calculated using full-year operating results for each unit and Mr. Adams’ base salary for the period January through June 2010.

Name	Total Incentive Target Eligibility as a % of Base Salary	Adjusted EPS Target Eligibility (%)	Weighted Adjusted EPS Incentive Achieved (%)	TALX Profit Target Eligibility (%)	Weighted TALX Profit Incentive Achieved (%)	TALX Revenue Target Eligibility (%)	Weighted TALX Revenue Incentive Achieved (%)	Individual Target Eligibility (%)	Weighted Individual Incentive Achieved (%)	Total 2010 Incentive Paid as a % of Base Salary

Canfield	75	30	32.1	20	14.4	30	28.8	20	15	90.3

Long-Term Equity Compensation

Long-term equity compensation is designed to give key employees, including named executive officers, a longer-term stake in the Company, provide incentives for future performance, act as a long-term retention tool and align employee and shareholder interests over the longer term. The Company currently uses stock options and time-vested restricted stock units. Stock options closely align employee incentives with shareholder interests. Since a financial gain from stock options is possible only after the price of the common stock has increased, the Company believes that grants of stock options motivate executives and other employees toward behavior and activities that benefit all shareholders. The value of restricted stock units varies directly with the market price of the common stock, but since some value is likely to be earned, they are used primarily for retention purposes.

Non-qualified stock options permit a named executive officer to purchase shares of our common stock at a per-share exercise price equal to the closing price of our common stock as reported on the NYSE on the grant date. Options granted to named executive officers in 2010 have ten-year terms and vest one-third on each of the first three anniversaries of the grant date.

Restricted stock units represent a promise to issue unrestricted shares of our common stock once applicable vesting requirements are satisfied. The restricted stock units issued to named executive officers vest on the third anniversary of the grant date. The restricted stock units do not accrue dividend equivalent units.

The Compensation Committee grants equity to reward past performance but also to retain executive officers and to provide incentive for exceptional future performance. The value of equity grants increases with the level of position, and for the CEO and other named executive officers is typically the largest element of the total compensation package. In determining the value of grants of stock options and restricted stock units to be made to executive officers, the Compensation Committee (in the case of the CEO’s grant) and the CEO (in the case of recommendations for grants for the other named executive officers), consider numerous factors, including the benchmarking data described below, individual performance, and the Company’s budget for equity awards.

The Compensation Committee determines long-term incentive grant values by establishing a dollar value within the appropriate range for each named executive officer (based upon recommendations of the CEO in the case of other named executive officers), and then converting this dollar value to a number of restricted stock units (based on the then-current stock price) and non-qualified stock options (using the Black-Scholes formula). By using this approach, the number of stock options and restricted stock units varies from year to year based upon, among other things, our stock price at the time of grant (averaged over the preceding six months), even if the award value at grant stays consistent from year to year. The approximate 50/50 split of value between stock options and restricted stock units balances the relative certainty offered by restricted stock units with the higher risk and performance leverage of stock options.

Long-Term Equity Granted to Executives in 2010

The Compensation Committee approved the following equity awards in 2010, informed by benchmarking data then available to the Committee (Aon Hewitt Total Compensation by Industry, Towers Watson Survey Data and peer group proxy data).

April 2010 Grants. The table below details the target grant value for the equity awards made in April 2010 to the named executive officers. A target value for each award was used by the Compensation Committee when it met in February 2010 to determine the number of options and restricted stock units to be granted. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “Grants of Plan-Based Awards For Fiscal Year 2010” table on page 51. The actual value of equity awards that may be realized by the named executive officers depends on their continued service and the Company’s future stock price performance.

April 2010 Target Equity Grants

Name	Target Grant Value $	Number of Options Granted	Number of Restricted Stock Units Granted	2010 vs. 2009 Target Grant Value
R. Smith	4,306,500	190,000	80,000	-6.4
L. Adrean	874,350	32,000	19,000	+1.3
C. Rushing	606,390	25,000	12,000	-12.4
J.D. Adams	495,900	20,000	10,000	-20.1
W. Canfield	606,390	25,000	12,000	-2.3

The size of the equity awards for named executive officers reflects a lower target grant value, compared to the applicable 2009 target grant value, of between 2.3% to 20.1% when reviewed by the Compensation Committee, informed by lower 2009 market data reflective of a difficult economic environment. The middle of the range of grant sizes for each executive is determined based on the Committee’s competitive analysis of the market data for similar executive positions.

With respect to Mr. Smith’s equity grants, the Compensation Committee took into account market benchmarking data, consistent year-over-year methodology and alignment with the Company’s intended total equity run rate of 1.5%. The calculation was determined based on the target grant value of $4,600,500 for 2009 (90,000 restricted stock units and 220,000 stock options), multiplied by the general industry trend in long-term incentive value for CEOs (reflecting a 6.4% annual decrease, for a 2010 target grant value of $4,306,500). The Committee approved this value after review with the Board, and the resulting award of 80,000 restricted stock units and 190,000 stock options to Mr. Smith was based on a 50-50 allocation percentage.

The Compensation Committee in January 2010 also approved the following off-cycle long-term incentives awards for the purposes discussed below.

February 2010 Equity Awards for Mr. Webb. The Compensation Committee approved the following equity awards for Mr. Webb which were granted on February 5, 2010, after joining the Company in January 2010: 40,000 stock options and 19,500 restricted stock units having an aggregate grant date fair value of $876,179. A portion of the 2010 grants was intended as an annual grant (25,000 options and 12,000 restricted stock units) while the remainder were negotiated and approved by the Committee in its discretion as an employment inducement.

July 2010 Special Equity Award for Mr. Adams. Effective July 30, 2010, Mr. Adams earned an award of 5,000 restricted stock units valued at $173,686 on the grant date. The Compensation Committee approved this one-time grant in April 2010 as a performance-based incentive to achieve the USCIS budget target for the six months ending June 30, 2010 while also effectively supporting the transition of the President role for USCIS to a new leader as Mr. Adams transitioned to become President of TALX. The size of the grant was determined in the Compensation Committee’s discretion. The restricted stock units will vest on the third anniversary of the effective date and do not accrue dividend equivalent units.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual stock option and restricted stock awards to senior executives who are Section 16 reporting officers in the first calendar quarter of each year (around the time of our annual performance reviews). In 2010, Compensation Committee approval for normal annual awards was obtained in April after preliminary discussions in February. The Compensation Committee approved Mr. Webb’s equity awards in early January 2010 upon his hiring, and approved the special equity award to Mr. Adams described above in connection with his transition to become President, TALX. In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated limited authority to the CEO to approve grants to non-executive officers and other eligible employees, typically in the third calendar quarter of each year following their annual performance review cycle. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition.

The exercise price of any stock option award is the closing price of our common stock on the date of grant, as reported by the NYSE. If a stock grant date for a Section 16 reporting officer would fall outside an open stock trading window period, such grants are priced effective as of the market close on the first business day of the next quarterly trading window period. We do not backdate or grant options or restricted stock retroactively. We generally schedule board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our named executive officers at around the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Retirement and Other Benefits

Our named executive officers receive retirement and other benefits as part of a competitive package. These benefits are intended to be part of a competitive retirement and benefit package necessary to attract and retain executive talent. Consistent with this objective, the longer an employee remains with the Company, the larger the benefit that is earned under the SERP and the USRIP.

We provide our named executive officers with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a defined benefit retirement plan (the U.S. Retirement Income Plan, or USRIP) and a qualified retirement savings plan, or 401(k) Plan, that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions. We also maintain a nonqualified supplemental retirement plan, or SERP, partly to offset limits under the Code on the maximum annual benefit that may be paid to each individual under our retirement plans, and also for competitive reasons. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the defined benefit pension plan. A more complete description of the USRIP in effect as of December 31, 2010 and the SERP is provided under “Pension Benefits at 2010 Fiscal Year-End” on page 56.

Effective January 1, 2009, we amended our qualified defined benefit pension plan to freeze benefits for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date). The Company provides these employees (except for employees eligible for the SERP regardless of whether they are grandfathered under the USRIP) and certain other employees not eligible to participate in the pension plan with an enhanced 401(k) Plan. The pension plan amendments freeze service credit, but the Company will continue to credit for the participant’s salary increases over time. Grandfathered employees (none of whom were named executive officers) remain in the current pension plan and 401(k) Plan. All other SERP participants, regardless of whether they are grandfathered under the USRIP, remain in the current 401(k) Plan. The qualified pension plan and 401(k) Plan changes are in line with established marketplace trends. The changes did not affect our current U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009. Employees of our TALX subsidiary, who were not eligible to participate in the pension plan, are eligible to participate in the enhanced 401(k) Plan.

In 2010, we provided Mr. Webb with a sign on bonus of $100,000 and reimbursement of $717,970 in taxable moving and other expenses associated with his relocation from Danville, California to our corporate headquarters in Atlanta, Georgia. The Compensation Committee approved the payment of additional relocation expenses to Mr. Webb under our executive relocation program to mitigate, in part, some of the loss that he would incur as a result of his relocation and sale of his home in California at a time when housing prices had declined significantly. Mr. Webb has agreed to repay these executive relocation benefits under certain circumstances, including voluntary resignation or termination of his employment by us for cause, within 18 months of the date on which he accepted his new position with the Company.

In June 2010, we provided Mr. Adams a temporary monthly relocation living allowance adjustment of $11,903, in addition to his base salary, in connection with his relocation from Atlanta to St. Louis to become President of our TALX business unit.

The payment of these relocation expenses mitigates personal loss and distraction when we ask our executives to move with their families to a new location for the purpose of leading and promoting the continued success of the Company and/or our business units. These benefits appear in the “All Other Compensation” column in the Summary Compensation Table on page 49.

The named executive officers and certain other executives are eligible to participate in Company tax deferred compensation plans. These plans allow the participants to defer cash compensation and gains otherwise recognized upon the vesting of RSUs. The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) Plan, in order to enhance their retirement savings without additional Company contributions. The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described in more detail after the Nonqualified Deferred Compensation table on page 58. The plans are intended to promote retention of executives by providing a long-term, tax efficient savings opportunity at low cost to us. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive and are adjusted daily for any gains or losses.

The named executive officers also are eligible to receive certain perquisites, all of which in 2010 included tax reimbursement on the value of the applicable perquisite (discontinued effective January 1, 2011), including:

—

financial planning and tax services in an annual amount of up to $50,000 for the CEO, $12,500 for Mr. Canfield and $10,000 for other named executive officers ($12,500 in their first year for newly hired executives);

—	comprehensive medical examinations (up to $2,200 annually for diagnostic health care services not otherwise covered by our medical plan);

—

additional life insurance of $10 million for the CEO, $7 million for Mr. Canfield, and $3 million for the other named executive officers, and additional personal excess liability insurance ($10 million for the CEO and $5 million for the other named executive officers);

—	two club memberships for the CEO and one club membership for Mr. Canfield, each used primarily for business purposes; and

—	home security system monitoring expenses for the CEO.

These benefits are intended to be part of a competitive retirement and benefit package, as compared to our peer group, which we believe is necessary to attract and retain executive talent. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 49 and Note 9 thereto.

Employment Contracts and Change in Control Severance Agreements

We have entered into an employment contract with Mr. Smith. Mr. Canfield’s employment agreement terminated upon his retirement on December 24, 2010. The material provisions of these agreements are discussed following the “Grants of Plan-Based Awards in Fiscal Year 2010” table on page 51 and the “Potential Payments upon Termination or Change in Control” on page 59.

We have entered into change in control agreements with our other executive officers, which are more fully described under “Potential Payments upon Termination or Change in Control.” We believe these agreements are necessary to allow the participating officers to focus on their duties during the process of an acquisition by ensuring they receive benefits in the event of a change in control of the Company. This safeguards shareholder value in the event the transaction is not consummated, and maximizes the value of the Company by increasing the possibility of retaining an intact management team. The agreements are not intended to replace or affect other compensation elements.

Consideration of Tax Effects

The Compensation Committee considers the impact of federal tax laws on our compensation program, including the deductibility of compensation paid to the named executive officers, as regulated by Code Section 162(m). The Company’s compensation program is designed to qualify for deductibility under Section 162(m), but not all amounts paid under such programs in 2010 were qualified, including the amount of the CEO’s base salary, certain restricted stock units expensed for financial purposes in 2010, and certain perquisites and tax gross-up amounts for executives whose compensation is in excess of the $1 million Section 162(m) limit.

Award opportunities for executives under the Annual Incentive Plan were made subject to attainment by the Company of a specified level of 2010 operating income. The formula was approved by the Compensation Committee within the first 90 days of the performance period when there was substantial uncertainty of its attainment. The formula provides a wholly objective maximum for determining Annual Incentive Plan awards. The 2010 short-term incentives for Company executive officers were capped at 1.5% of 2010 operating income for the CEO and 0.5% of 2010 operating income for each other named executive officer. In addition, the Compensation Committee made the vesting of 2010 restricted stock units subject to attainment of the same Company operating income levels on a cumulative annual basis over the applicable three-year vesting period. Adjustments to operating income are made by the Committee, as appropriate, to exclude items or variances such as:

—	change in federal, state or local tax laws;

—	restructuring charges;

—

items of loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or change in accounting principle, all as determined by GAAP;

—	items of expense or loss related to discontinued operations that do not qualify as a segment of a business under GAAP;

—	any reduction in operating income attributable to the acquisition of business operations during the year, determined either at the time of the acquisition or at year end; and

—	foreign exchange gains and losses.

For the one-year period ended December 31, 2010, the cap under the Section 162(m) formula was equal to $2.1 million for each of the named executive officers other than the CEO, and $6.4 million for the CEO. Company reported GAAP operating income for 2010 was $430.0 million, and an adjustment was made by the Compensation Committee to exclude $57.2 million for the impact of acquisition-related amortization expense, net of tax. The Compensation Committee used negative discretion to reduce the actual annual incentive awards paid to $2.2 million for the CEO and to a range of from $319,000 to $541,000 for the other named executive officers.

If the payments to a named executive officer on account of his or her termination as a result of a change in control, exceed certain amounts, we may not be eligible to deduct certain of the payments for federal income tax purposes. In addition, the officer could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal income and payroll taxes. To offset the effect of the excise tax, we will make “gross-up” payments to a named executive officer as reimbursement for the excise tax. In this way, the executive retains the same amount he or she would have retained had the excise tax not been imposed. As a result, however, the Company is unable to deduct a large portion of the payments. We provide these payments because, by allowing executives to recognize the full intended economic benefits of their change of control agreement, it ensures that such payments meet the original goals of the program. Effective January 1, 2011, the excise tax reimbursement has been discontinued for new change-in-control agreement participants.

We generally have designed our compensation programs for named executive officers to comply with Code Section 409A on the payment of deferred compensation so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Executive Stock Ownership Guidelines

Our executive stock ownership guidelines are designed to increase our executives’ equity stakes in the Company to a meaningful level and reinforce alignment with shareholder interests. The guidelines provide that, within five years of assuming the CEO position, the CEO should attain an investment position in our stock equal to five times his or her base salary (including 401(k) Plan shares, deferred share units and unvested restricted stock units). All other named executive officers should attain within five years an investment position equal to three times their base salary. A reduction in ownership to one-half of the applicable guideline ownership level is permitted for executives age 60 or older who are eligible for retirement. Following its annual review in February 2011, the Compensation Committee determined that each named executive officer was currently either in compliance with the guidelines or is expected to be in compliance within the allowed timeframe.

The Compensation Committee amended these ownership guidelines in June 2009 following a review of the stock retention practices of peer companies. The number of executives subject to the guidelines was reduced from approximately 250 to 50 (CEO, senior leadership team and other senior leaders); the CEO base salary multiple was reduced from six times to five times; and shares counted for purposes of the guidelines include only shares which are directly owned, unvested restricted stock units, 401(k) Plan Shares and shares held in deferred compensation plans. A reduction in ownership to one-half of the applicable guideline is permitted for executives age 60 or older. The previous policy provided for an alternative guideline of ten times base salary for the CEO (six times for other officers), counting outright owned shares and unvested unexercised stock options. The Compensation Committee has authority to waive or defer compliance with the ownership guidelines in the case of unusual stock price volatility.

Derivatives Trading and Hedging Prohibitions

Under our Insider Trading Policy, we prohibit short sales on Company stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock, by our named executive officers and other executives. No director, officer or employee may buy or sell options on our common stock or engage in short sales of our common stock. We also prohibit hedging the economic risk of ownership of our common stock. We discourage our employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

Policy on Clawback of Incentive Compensation

In February 2010, the Compensation Committee adopted an incentive compensation “clawback” or recoupment policy effective for incentive compensation awarded for fiscal years beginning after December 31, 2009. Under this policy, in the event of a material misstatement of the financial results, the Compensation Committee will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Compensation Committee will consider whether any executive officer received incentive compensation based on the original financial statements that would not have been received based on the restatement.

The Compensation Committee will also consider the accountability of any employee (including named executive officers) whose acts or omissions were responsible in whole or in part for the events that led to the restatement, and whether such acts or omissions constituted intentional misconduct. The actions the Compensation Committee could elect to take against a particular employee, depending on all the facts and circumstances as determined during their review, include repayment of the difference between the incentive compensation paid and the amount that would have been paid based on the restated financial results. In the case of any employee (including a named executive officer) whose acts or omissions constituted intentional misconduct, the Compensation Committee may seek recoupment of all or part of any bonus or other incentive compensation paid to the employee that was based upon achievement of financial results that were subsequently restated; enforce disciplinary actions, up to and including termination; and/or pursue other remedies.

Under the terms of our 2008 Omnibus Incentive Plan, employees, including executive officers, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested restricted stock units received during the period beginning six months prior to the date of the violation. In addition, with respect to any award made for fiscal years beginning after December 31, 2009, these recovery means are also applicable to the incentive equity awards of employees who are terminated for cause, as determined in the sole discretion of the Compensation Committee. The Company clawback policies are in addition to any policies or recovery rights provided under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Actions Taken with Respect to 2011 Compensation

The Compensation Committee has taken the following actions with respect to 2011 executive compensation:

—

Approved merit-based salary increases for continuing named executive officers other than Mr. Smith, effective April 2, 2011, ranging from 3.0% to 4.3%. Notwithstanding Mr. Smith’s strong performance, the Compensation Committee determined that trends in the market data for chief executive officers did not support a salary increase for the CEO in 2011.

—	Eliminated tax gross-up reimbursements for perquisites provided to active employees effective January 1, 2011.

—	Eliminated excise tax gross-ups in change-in-control agreements for new change-in-control agreement participants effective January 1, 2011.

—	Eliminated additional years of SERP service credit effective January 1, 2011 for new employment or other agreements.

—	Required Compensation Committee approval for any exceptions to the current home loss protection policy limit on relocation of $25,000.

These actions are responsive to current governance norms and consistent with the objectives of our executive compensation program. The Committee will continue to monitor our executive compensation program to ensure that it is consistent with our objectives, provides appropriate incentives to management and remains competitive with other companies in the industries in which we operate or with which we compete for executive talent.

EXECUTIVE COMPENSATION TABLES

The following table presents information regarding compensation of the named executive officers for services rendered during 2010, 2009 and 2008. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from the amount listed in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings(7) ($)	All Other Compensation ($)(8)(9)	Total ($)
Richard F. Smith	2010	1,450,000	0	2,571,445	1,582,306	2,213,015	1,662,800	162,561	9,642,127
Chairman and CEO	2009	1,450,000	0	2,474,442	1,648,186	1,681,807	1,410,400	145,043	8,809,878
	2008	1,456,731	582,692	2,918,644	966,359	1,230,938	1,191,000	78,235	8,424,599

Lee Adrean	2010	476,777	0	629,606	280,520	436,599	388,600	64,088	2,276,190
Corporate Vice President and CFO	2009	456,750	0	467,395	349,048	317,862	273,100	52,779	1,916,934
	2008	460,933	110,624	486,440	239,657	233,693	198,400	43,454	1,773,201

Coretha M. Rushing	2010	435,346	0	397,646	219,156	398,660	286,900	50,898	1,788,606
Corporate Vice President and Chief Human Resources Officer	2009	420,000	0	384,913	239,736	267,087	244,700	38,566	1,595,002
	2008	423,846	76,292	389,153	216,464	214,890	170,400	26,488	1,517,533

David C. Webb(1)	2010	409,904	0	588,361	287,818	326,172	105,900	845,683	2,563,839
Chief Information Officer

J. Dann Adams(1)	2010	379,653	0	495,117	166,559	319,366	288,700	113,624	1,763,019
President, TALX
William W. Canfield(1)	2010	598,601	0	397,646	219,156	540,803	0	154,390	1,910,596
Former President, TALX	2009	577,500	0	340,129	255,401	543,722	0	154,347	1,871,099
	2008	570,002	0	334,323	219,627	237,501	0	241,495	1,602,848

(1)

Mr. Canfield retired as President of our TALX business unit in April 2010 and as an executive officer on December 24, 2010. Mr. Webb joined the Company on January 18, 2010, and was not a named executive officer in 2009 or 2008. Mr. Adams became President, TALX on June 1, 2010 after serving as President of our USCIS business unit and was not a named executive officer in 2009 or 2008.

(2)

Salary represents annual base salary. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan. Amounts for 2008 reflect one extra week of pay resulting from a change in timing of payment of salary for most U.S. employees from one week in arrears to payment on a current basis.

(3)

For 2008, reflects the individual performance portion of the annual incentive bonus or other incentive; the remainder of the bonus is shown under the Non-Equity Incentive Plan Compensation column in this table. For 2009 and 2010, the entire annual incentive bonus is included under the “Non-Equity Incentive Plan Compensation” column because it was subject to performance-based conditions based on achieving a specified level of Company operating income for the applicable year for purposes of Section 162(m), as described under “Consideration of Tax Effects” on page 46. In 2010 and 2009, the Compensation Committee exercised negative discretion to reduce the maximum annual incentive award to plan design levels as described under “Analysis of 2010 Compensation” on page 34. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan. Mr. Canfield’s 2008 bonus was all performance-based and is included under the “Non-Equity Incentive Plan Compensation” column for 2008.

(4)

The amounts included in this column represent the aggregate grant date fair value of stock awards determined pursuant to FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the named executive officers. For additional information, including valuation assumptions with respect to the grants, refer to Note 8 to the notes to our audited consolidated financial statements on pages 80-84 of our 2010 Form 10-K. For additional information, refer to the “Grants of Plan-Based Awards in Fiscal Year 2010” table on page 51.

(5)

The column shows the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the named executive officers. For additional information, including valuation assumptions with respect to the grants, refer to Note 8 to the notes to our consolidated financial statements on pages 80-84 of our 2010 Form 10-K. Also refer to the “Grants of Plan-Based Awards in Fiscal Year 2010” table on page 51.

(6)

Represents annual incentive bonuses paid under the Annual Incentive Plan for services performed in 2010, 2009, and 2008, respectively. Amounts for 2008 exclude (except for Mr. Canfield) the individual performance portion of the bonus, which is shown in the “Bonus” column in this table. Amounts shown are not reduced to reflect the named executive officer elections, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(7)

Reflects the actuarial increase at December 31 of the applicable year in the present value of the named executive officer’s accumulated benefits under the Company’s Supplemental Retirement Plan, or SERP, and the U.S. Retirement Income Plan, or USRIP, at the earliest unreduced retirement age, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan.

(8)

The “All Other Compensation” column has been adjusted from prior years to reflect the tax gross-up related to the increase in the SERP value for Mr. Smith in 2008, and to reflect payment for unused vacation for Mr. Canfield in 2008.

(9)	The “All Other Compensation” column for 2010 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
R. Smith	58,606	70,155	7,350	26,450	162,561
L. Adrean	11,705	26,213	7,350	18,820	64,088
C. Rushing	12,791	19,167	7,350	11,590	50,898
D. Webb	621,968	217,722	5,019	974	845,683
J. D. Adams	81,016	16,188	7,350	9,070	113,624
W. Canfield	12,500	52,163	3,675	86,052	154,390

(a)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation to a named executive officer is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to relocation and living allowance assistance, tax and financial planning services, annual medical examinations, monitoring of home security systems, club dues and event tickets, none of which exceeded $25,000 as a category for any named executive officer except as follows: for Mr. Smith, $50,000 for tax and financial planning services; for Mr. Adams, a temporary living allowance of $11, 903 per month (total of $71,418) in connection with his relocation to St. Louis, Missouri from Atlanta, Georgia; and for Mr. Webb, a total of $509,468 paid to him under our executive relocation program in connection with his relocation from Danville, California to Atlanta, Georgia upon his employment by the Company in January 2010 as our Chief Information Officer, in addition to the tax gross-up amount described below in Note (b).

(b)	Represents reimbursement of federal and state income taxes on personal benefits as applicable, including financial planning and tax services, club dues, SERP benefits, executive life insurance and excess liability insurance, executive medical examinations, and home security system monitoring; in the case of Mr. Webb, also included $208,502 in tax gross-ups on the relocation benefits described above in Note (a). Effective January 1, 2011, the Company has eliminated tax reimbursements on the value of future perquisites and personal benefits received by the named executives.

(c)	For 2010, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation of $245,000 in 2010) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan and Defined Benefit Pension Plan” on page 52. Mr. Canfield received a direct Company contribution only.

(d)	Represents insurance premiums paid for named executive officer personal excess liability insurance and imputed income related to Company-paid life insurance. Mr. Canfield’s amount includes an equalization payment of $24,295 which maintains the insurance expense at a level similar to the amount he paid prior to the acquisition of TALX by the Company in 2007.

INFORMATION REGARDING PLAN AWARDS IN FISCAL YEAR 2010

Set forth below is information regarding awards provided to the named executive officers in 2010. The non-equity incentive awards were made under the Annual Incentive Plan which is part of our shareholder-approved 2008 Omnibus Incentive Plan. The equity awards were also made under the 2008 Omnibus Incentive Plan.

Grants of Plan-Based Awards in Fiscal Year 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Price on Grant Date(5)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Smith		580,000	1,450,000	2,900,000
	4/30/10							80,000		33.60		2,571,445
	4/30/10								190,000	33.60		1,582,306
L. Adrean		114,426	286,066	572,132
	4/30/10							19,000		33.60		629,606
	4/30/10								32,000	33.60		280,520
C. Rushing		104,483	261,208	522,415
	4/30/10							12,000		33.60		397,646
	4/30/10								25,000	33.60		219,156
D. Webb		98,377	245,942	491,885
	2/05/10							19,500		31.57		588,361
	2/05/10								40,000	31.57		287,818
J. D. Adams		91,117	227,792	455,584
	4/30/10							10,000		33.60		321,431
	4/30/10								20,000	33.60		166,559
	4/20/10							5,000		31.34	35.20	173,686
W. Canfield		179,580	448,951	897,902
	4/30/10							12,000		33.60		397,646
	4/30/10								25,000	33.60		219,156

(1)	The amounts shown represent the range of possible dollar payouts that could have been earned under the annual incentive plan for 2010. Actual payments under the Annual Incentive Plan for 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of Annual Incentive Plan awards, and that the named executive officer was rated “Achieves Expectations” for the individual performance portion of the award (100% of threshold), resulting in an award equal to 40% of his award target.

(2)	Reflects the number of shares of time-based restricted stock units received by each named executive officer during 2010.

(3)	Reflects nonqualified options granted to each named executive officer during 2010.

(4)	The exercise price is the closing price of the Company’s common stock on the date of grant, as reported on the NYSE.

(5)	Reflects the closing price of the Company’s common stock on the NYSE on the grant approval date (April 20, 2010) of $35.20, which required commencement of expense in accordance with FASB Topic 718. The $31.34 price reflects the closing price of the Company’s common stock on the effective date of the grant (July 30, 2010).

(6)	Reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found in Note 8 to the notes to our audited consolidated financial statements on pages 80-84 of our 2010 Form 10-K.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2010 Annual Incentive Plan. Annual incentive opportunities awarded to our named executive officers are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each executive officer in 2010 pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each named executive officer in the Estimated Future Payouts under the “Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards in Fiscal 2010 table above. Additional information regarding the design of the annual incentive plan is included in the Compensation Discussion and Analysis section above.

401(k) Plan and Defined Benefit Pension Plan. We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate. In 2010, depending on eligibility, we matched either 50% of the first 6% of pay, or 100% of 4% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $245,000 in 2010), plus a direct Company contribution as noted below.

Effective January 1, 2009, we redesigned our retirement program for active U.S. employees, the U.S. Retirement Income Plan, or USRIP. We have frozen our qualified defined benefit pension plan for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date, which includes all of the named executive officers), and provide these employees and certain other employees not eligible to participate in the USRIP with an enhanced 401(k) Plan. The pension plan amendments freeze service credit, but continue to credit for the participant’s salary increases over time. In addition, all currently active SERP participants (which include all of the named executive officers except for Mr. Canfield) will remain in the current 401(k) Plan and not participate in the enhanced 401(k) Plan. However, Mr. Canfield and other eligible employees of our TALX subsidiary, who were not previously eligible to participate in the pension plan, were eligible to participate in the enhanced 401(k) Plan as of January 1, 2009. Under the enhanced 401(k) Plan, Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and also may provide a 100% match on employees’ 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan. Combining the maximum employee-provided and Company-provided contributions, eligible employees can have as much as 8% of their pay contributed to their enhanced 401(k) Plan investment choices. The changes did not affect our U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life and Supplemental Retirement Plan provides executive life insurance benefits as may also include capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers. Also, participants receive a federal and state income tax reimbursement for the economic value of the life insurance provided to each participant under the plan. Such reimbursements will not be provided beginning in 2011.

For executive officers, the amount that the Company paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table under the heading “All Other Compensation.”

Employment Contracts with Certain Officers. We maintain an employment agreement with Mr. Smith and, until his retirement in December 2010, with Mr. Canfield. We believe that the selective use of employment agreements helps to retain experienced executives.

Richard F. Smith.    On September 19, 2008, the Company entered into an amended and restated employment agreement with Mr. Smith to continue to serve as Chairman and CEO through at least September 19, 2010. The amendment was negotiated and approved by the Compensation Committee. Mr. Smith’s employment agreement will be automatically extended for additional one-year periods after the initial two-year term unless either party gives the other party notice of nonrenewal at least 12 months prior to the end of the applicable term. Mr. Smith’s annual base salary of $1.45 million is subject to annual performance-

based review and upward adjustment, and he is eligible for an annual target incentive bonus of 100% of his annual base salary, depending on the achievement of performance criteria established by the Committee. Mr. Smith became vested in the SERP as described under “Pension Benefits at 2010 Fiscal Year-End” on page 56 and was credited with five years of service under such plan when he joined the Company in 2005. The employment agreement also includes general severance protections described under “Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments” on page 64.

William W. Canfield.    In connection with the Company’s acquisition of TALX Corporation in May 2007, the Company assumed TALX Corporation’s obligations under an existing employment agreement entered into between TALX and Mr. Canfield on September 1, 1996, as amended on February 1, 2007 and further amended in September 2008 as noted below. Under the continuing provisions of this employment agreement, Mr. Canfield’s employment period was three years with automatic one-year extensions unless either party provides written notice of nonrenewal 90 days prior to the September 1 anniversary date of the agreement. If Mr. Canfield’s employment was terminated without “cause” (including, without limitation, an uncured material breach of the agreement by him), or by Mr. Canfield for “good reason” (including, without limitation, an uncured material breach of the agreement by the Company, the reduction of his salary, benefits or other perquisites, failure by TALX to extend the expiration date of his agreement or to obtain a successor’s assumption of the Company’s obligations under the agreement), the Company would have been obligated to pay Mr. Canfield his annual base salary plus a specified bonus and benefits over a three-year “continuation period.”

If Mr. Canfield’s employment was terminated for “cause” (including without limitation material breach by him of the agreement, certain criminal acts involving moral turpitude or willful misconduct), or by him without “good reason,” he would have been entitled to be paid his salary through the date of such termination, to receive an annual incentive bonus as determined by the Compensation Committee in its discretion, and to extend benefit coverage pursuant to any legal or contractual rights in benefit plans.

Mr. Canfield generally would be entitled to an additional “gross-up” payment in the event that any payments or distributions to him pursuant to his employment agreement are subject to excise taxes under Code Section 4999. In the event Mr. Canfield is subject to Code section 409A, any severance payments to him under the employment agreement would be delayed for six months or to the extent necessary to avoid adverse tax consequences under Code Section 409A. This employment agreement terminated upon Mr. Canfield’s retirement in 2010.

2008 Amendments to Employment Contracts with Messrs. Smith and Canfield.    In September 2008, the Compensation Committee approved amendments to the employment agreements for Messrs. Smith and Canfield to change the definition of “annual bonus” for the purpose of calculating the executive’s termination compensation to reflect a recent Internal Revenue Service ruling holding that employment contracts generally do not satisfy Code Section 162(m) with respect to performance-based compensation requirements for Company expense deductions when the contract provides for a “deemed” satisfaction of the executive’s performance goals in the event of the executive’s termination.

Under Mr. Smith’s agreement, in the event of his separation of service as defined under Code Section 409A, or a Change in Control of the Company followed by Mr. Smith’s termination by the Company other than for Cause, Disability or death, or his voluntary termination for Good Reason (as such terms are defined in the agreement), he will receive, among other payments previously disclosed, (i) a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination; and (ii) a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a Change of Control event).

Previously, Mr. Smith’s annual incentive-based payment was calculated based on (1) pro rated annual bonus earned for the year in which the termination occurs; and (2) a severance payment of one year’s target bonus; in a Change in Control event, the severance payment included the greater of (i) the highest annual bonus paid to him or paid but deferred under the annual incentive plan, (ii) any earned, but unpaid, bonus accrued for his benefit under the annual incentive plan, or (iii) his highest target annual bonus under the annual incentive plan, whether or not earned, in each case with respect to the three calendar years immediately preceding the year in which the date of termination occurs (times a multiple of three).

Mr. Smith’s employment agreement also was amended (i) in accordance with the rules under Code Section 409A, to add a six-month delay in payment of termination compensation in the event that he is subject to Section 409A at the time of his termination, and to restrict the timing for payment of any tax gross-up amounts that may become due under the arrangement; (ii) to reflect his then-current minimum base annual salary; (iii) to reflect the then-current term which ran through September 19, 2010, subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 12 months prior to the applicable anniversary date; and (iv) to incorporate the terms of the existing change in control provisions of his employment agreement as modified for the annual incentive-based payment changes noted in the previous paragraph.

The employment agreement between Mr. Canfield and the TALX business unit of the Company was amended by the parties effective September 23, 2008, to comply with Code Section 409A. The amended agreement provides that if Mr. Canfield had terminated the agreement for “good reason,” as defined in the agreement, he would have received the highest annual bonus earned under the annual incentive plan with respect to the three calendar years immediately preceding the year in which the termination occurs, payable over the three year continuation period. Previously, the annual bonus amount was based on Mr. Canfield’s estimated target annual incentive compensation for the year of termination. As noted above, this employment agreement terminated upon Mr. Canfield’s retirement in 2010.

OUTSTANDING EQUITY AWARDS

The following table sets forth the outstanding equity awards held by the named executive officers at the end of 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
R. Smith	75,000	0		0	38.10	1/6/2016	260,000	(5)	9,256,000	0	0
	110,000	0		0	41.22	2/7/2017
	83,333	41,667	(2)	0	33.88	2/8/2018
	73,333	146,667	(3)	0	28.81	4/24/2019
	0	190,000	(4)	0	33.60	4/30/2020
L. Adrean	30,000	0		0	37.54	11/1/2016	51,000	(8)	1,815,600	0	0
	30,000	0		0	41.22	2/7/2017
	20,666	10,334	(2)	0	33.88	2/8/2018
	13,666	27,334	(6)	0	28.81	4/24/2019
	0	32,000	(7)	0	33.60	4/30/2020
C. Rushing	25,000	0		0	37.00	5/11/2016	38,000	(11)	1,352,800	0	0
	27,000	0		0	41.22	2/7/2017
	18,666	9,334	(2)	0	33.88	2/8/2018
	10,666	21,334	(9)	0	28.81	4/24/2019
	0	25,000	(10)	0	33.60	4/30/2020
D. Webb	0	40,000	(12)	0	31.57	2/5/2020	19,500	(13)	694,200	0	0
J.D. Adams	4,071	0		0	25.50	2/5/2012	37,000	(16)	1,317,200	0	0
	4,705	0		0	25.68	1/29/2014
	15,000	0		0	30.30	2/3/2015
	20,000	0		0	36.70	2/9/2016
	22,000	0		0	41.22	2/7/2017
	16,666	8,334	(2)	0	33.88	2/8/2018
	10,000	20,000	(14)	0	28.81	4/24/2019
	0	20,000	(15)	0	33.60	4/30/2020
W. Canfield	16,666	8,334	(2)	0	33.88	12/24/2015	12,000	(17)	427,200	0	0
	10,000	20,000	(14)	0	28.81	12/24/2015
	0	25,000	(10)	0	33.60	12/24/2015

(1)	Based on the closing price of the Company’s common stock as of December 31, 2010 ($35.60), as reported on the NYSE.

(2)	Options vest on February 8, 2011.

(3)	Options vest on April 24, 2011 (73,333) and April 24, 2012 (73,334).

(4)	Options vest on April 30, 2011 (63,333), April 30, 2012 (63,333) and April 30, 2013 (63,334).

(5)	Restricted stock units vest on February 8, 2011 (90,000), April 24, 2012 (90,000) and April 30, 2013 (80,000).

(6)	Options vest in equal installments of 13,667 on April 24, 2011 and April 24, 2012.

(7)	Options vest on April 30, 2011 (10,666), April 30, 2012 (10,667) and April 30, 2013 (10,667).

(8)	Restricted stock units vest on February 8, 2011 (15,000), April 24, 2012 (17,000) and April 30, 2013 (19,000).

(9)	Options vest in equal installments of 10,667 on April 24, 2011 and April 24, 2012.

(10)	Options vest on April 30, 2011 (8,333), April 30, 2012 (8,333) and April 30, 2013 (8,334).

(11)	Restricted stock units vest on February 8, 2011 (12,000), April 24, 2012 (14,000) and April 30, 2013 (12,000).

(12)	Options vest on February 5, 2011 (13,333), February 5, 2012 (13,333) and February 5, 2013 (13,334).

(13)	Restricted stock units vest on February 5, 2013.

(14)	Options vest in equal installments of 10,000 on April 24, 2011 and April 24, 2012.

(15)	Options vest on April 30, 2011 (6,666), April 30, 2012 (6,667) and April 30, 2013 (6,667).

(16)	Restricted stock units vest on February 8, 2011 (10,000), April 24, 2012 (12,000), April 30, 2013 (10,000), and July 30, 2013 (5,000).

(17)	Restricted stock units vest on April 30, 2013.

STOCK OPTION EXERCISES AND VESTING OF STOCK UNITS

The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2010.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
R. Smith	0	0	85,000	2,683,450
L. Adrean	0	0	14,000	441,980
C. Rushing	0	0	11,000	347,270
D. Webb	0	0	0	0
J.D. Adams	4,863	59,138	0	0
W. Canfield	0	0	22,000	781,000

(1)	Represents the difference between the exercise price of the stock options and the fair market value of Company common stock at exercise.

(2)	Based on the closing price of Company common stock of $31.57 on the vesting date, as reported by the NYSE. The amounts shown relate to restricted stock unit awards.

OTHER COMPENSATION

Retirement Plan

The table below shows the present value at December 31, 2010 of accumulated benefits payable to each of our named executive officers at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each named executive officer, under the U.S. Retirement Income Plan, or USRIP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Mr. Canfield was not eligible to participate in the USRIP or SERP.

PENSION BENEFITS AT 2010 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
R. Smith	USRIP	3	59,100	0
	SERP	10(1)	6,884,000	0

L. Adrean	USRIP	2	61,000	0
	SERP	4	912,500	0

C. Rushing	USRIP	3	73,000	0
	SERP	5	810,200	0

D. Webb	SERP	1	105,900	0

J. D. Adams	USRIP	10	216,900	0
	SERP	12	1,033,100	0

(1)	In order to compensate Mr. Smith for retirement benefits he forfeited upon leaving his previous employer, in 2005 Company credited five years of service to his SERP Account.

(2)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

Retirement Plan.    The USRIP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The USRIP was amended in 2009 as described above under “Retirement and Other Benefits” on page 44. The USRIP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

—

“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are limited under Internal Revenue Service requirements. The limit on earnings for 2010 was $245,000.

—	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the USRIP is age 65. However, a participant can retire early once he or she reaches age 55 if he or she has five years of service under the plan or if he or she reaches age 50 and his or her age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a ten-year certain and life annuity and joint and survivor annuities. The ten-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to the participant’s beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan.    The SERP covers the named executive officers and other senior executive officers as designated by the Compensation Committee, which did not include Mr. Canfield.

The SERP provides benefits that are supplemental to the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of average total earnings multiplied by years of service as a senior executive officer, up to 10 years, plus 1.67% of average total earnings multiplied by years of service as a senior executive officer in excess of 10 years up to 20 years. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. Pursuant to his employment agreement, Mr. Smith was credited with an additional five years of service under the SERP to make up for lost benefits at his former employer.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan, or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the executive officers’ participation in our nonqualified deferred compensation plans in 2010. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R. Smith	0	0	0		0	0
L. Adrean	0	0	0		0	0
Deferred Stock Units	0	0	64,984	(2)	0	491,173	(3)
C. Rushing	53,449	0	0		0	249,843
D. Webb	0	0	0		0	0
J. D. Adams	265,815	0	128,751		0	2,039,744
Deferred Stock Units	0	0	122,658	(2)	0	927,096	(4)
W. Canfield	0	0	0		0	0

(1)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 49.

(2)	Aggregate earnings in Last FY represents the difference between the aggregate balance at December 31, 2009, deferrals in 2010, and the ending balance on December 31, 2010 and is attributable to appreciation in the price of our stock during 2010.

(3)	The aggregate balance at year-end for deferred stock units is calculated by multiplying deferred stock units of 13,797 by the closing market price of our stock on December 31, 2010 ($35.60).

(4)	The Aggregate Balance at Last FYE for deferred stock units is calculated by multiplying deferred stock units of 26,042 by the closing market price of our stock on December 31, 2010 ($35.60).

We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. In the case of a change in control, as defined in the trust agreement, the benefits under these deferred compensation plans will be paid primarily from the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors.

Director and Executive Stock Deferral Plan.    This plan permits the named executive officers and other eligible employees to defer taxes upon the vesting of restricted stock units. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

Executive Deferred Compensation Plan.    This nonqualified plan is a tax deferred compensation program for a limited number of executives, including named executive officers, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual incentive. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the named executive officers. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the value of potential payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2010 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2010, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service. Mr. Canfield retired from the Company on December 24, 2010, and he did not receive any severance or special compensation upon his retirement. His total compensation for 2010 is shown in the Summary Compensation Table on page 49.

RICHARD F. SMITH

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	223,077	(1)	2,703,692	(2)	12,335,665	(3)	0	0		0
Pension/supplemental retirement plan(4)	6,943,100	6,943,100		6,943,100		6,943,100		0	6,943,100		4,214,400	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		313,000	(7)	0	0		10,000,000	(8)
Disability benefits	0	0		0		804	(9)	0	987,200	(10)	0
Healthcare benefits	0	0		26,968	(11)	54,812	(12)	0	91,600	(13)	4,400	(14)
Perquisites and other personal benefits	0	0		0		50,000	(15)	0	0		0
Tax gross-up	0	0		0		6,077,633	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		1,447,536	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		9,256,000	(18)	0	9,256,000	(18)	9,256,000	(18)
Total:	6,943,100	7,166,177		9,673,760		36,478,550		0	17,277,900		23,474,800

LEE ADREAN

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	37,243	(1)	111,728	(1)	3,143,055	(3)	0	0		0
Pension/supplemental retirement plan(4)	973,500	973,500		973,500		973,500		0	973,500		507,100
Executive compensation deferral program(6)	491,173	491,173		491,173		491,173		491,173	491,173		491,173
Life insurance benefits	0	0		0		208,000	(7)	0	0		3,000,000	(8)
Disability benefits	0	0		0		804	(9)	0	556,600	(10)	0
Healthcare benefits	0	0		0		54,812	(12)	0	105,900	(13)	5,800	[1]4)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0	0		0
Tax gross-up	0	0		0		1,515,885	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		267,372	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		1,815,600	(18)	0	1,815,600	(18)	1,815,600	18)
Total:	1,464,673	1,501,916		1,576,401		8,480,201		491,173	3,942,773		5,819,673

CORETHA M. RUSHING

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	33,923	(1)	101,769	(1)	3,046,855	(3)	0	0		0
Pension/supplemental retirement plan(4)	883,200	883,200		883,200		883,200		0	883,200		495,400	5)
Executive compensation deferral program(6)	249,843	249,843		249,843		249,843		249,843	249,843		249,843
Life insurance benefits	0	0		0		154,000	(7)	0	0		3,000,000	8)
Disability benefits	0	0		0		804	(9)	0	896,800	[1]0)	0
Healthcare benefits	0	0		0		22,050	(12)	0	0	[1]3)	0	[1]4)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0	0		0
Tax gross-up	0	0		0		1,290,610	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		210,912	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		1,352,800	(18)	0	1,352,800	(18)	1,352,800	(18)
Total:	1,133,043	1,166,966		1,234,812		7,221,074		249,843	3,382,643		5,098,043

DAVID C. WEBB

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	33,462	(1)	33,462	(1)	1,639,408	(3)	0	0		0
Pension/supplemental retirement plan(4)	105,900	105,900		105,900		105,900		0	105,900		61,000(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0	(7)	0	0		250,000	8)
Disability benefits	0	0		0		804	(9)	0	807,600	(10)	0
Healthcare benefits	0	0		0		54,812	(12)	0	97,800	[1]3)	5,600	14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0	0		0
Tax gross-up	0	0		0		668,907	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		161,200	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		694,200	(18)	0	694,200	(18)	694,200	18)
Total:	105,900	139,362		139,362		3,335,231		0	1,705,500		1,010,800

J. DANN ADAMS

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	82,500	(2)	1,991,501	(3)	0	0		0
Pension/supplemental retirement plan(4)	1,250,000	1,250,000		1,250,000		1,250,000		0	1,250,000		762,100
Executive compensation deferral program(6)	2,966,840	2,966,840		2,966,840		2,966,840		2,966,840	2,966,840		2,966,840
Life insurance benefits	0	0		0		56,000	(7)	0	0		3,000,000	(8)
Disability benefits	0	0		0		804	(9)	0	908,100	(10)	0
Healthcare benefits	0	0		22,638	(11)	54,812	(12)	0	94,400	(13)	4,300
Perquisites and other personal benefits	0	0		0		10,000	(15)	0	0		0
Tax gross-up	0	0		0		923,713	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		190,134	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		1,317,200	(18)	0	1,317,200	(18)	1,317,200	(18)
Total:	4,216,840	4,216,840		4,321,978		8,761,004		2,966,840	6,536,540		8,050,440

(1)	Reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan (or the TALX Severance Plan in the case of Mr. Adams) described below.

(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the product of eight (the number of months remaining on his employment contract) and one-twelfth of the sum of his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the year in which the date of termination occurs.

(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to an employment agreement for Mr. Smith or a Tier I Change in Control Agreement for all other named executive officers.

(4)	Reflects pension benefits as described under the 2010 Pension Benefits Table, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), mortality based on the RP-2000 Combined Healthy table with life expectancy improvements projected to 2011, and discount rate of 5.45%.

(5)	Reflects the present value of the death benefit payable to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if later).

(6)	Reflects amounts previously earned but deferred by the named executive officer, as described above under the 2010 Nonqualified Deferred Compensation Table.

(7)	Reflects the sum of the outstanding premiums due under their current life insurance coverage.

(8)	Reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2010. Mr. Webb is the only NEO who is not covered under the executive life insurance program. His death benefit shown reflects the amount that would have been payable under the Equifax broad-based life insurance program. We also maintain a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.

(9)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2010 determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.

(10)	Reflects the present value of the executive’s disability income benefits as of December 31, 2010 determined (a) assuming full disability at December 31, 2010 and continuing through age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (c) applying a discount rate of 4.90% per annum.

(11)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family PPO health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 12 below), discounted at an interest rate of 4.90%.

(12)	Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming executive’s employment had been terminated on December 31, 2010, determined (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2011 and assuming 10 to 11% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 4.90% per annum. Includes a 401(k) Plan employer match equivalent of $29,400, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

(13)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2010, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 712.

(14)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 years from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC 712.

(15)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

(16)	The Company will provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

(17)	Pursuant to our stock option plans, executive would become immediately vested in all outstanding stock options. This value reflects the difference between our closing stock price on December 31, 2010 ($35.60) and the exercise price of all outstanding unvested options.

(18)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding restricted stock units. The value reflects the value of the units using the closing share price as of December 31, 2010 ($35.60).

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during executive’s term of employment. These amounts include:

—	annual incentive compensation earned during the fiscal year for certain termination causes which include retirement, job elimination or death;

—	vested shares awarded under the 2008 Omnibus Incentive Plan or previous stock benefit plans;

—	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

—	accrued vacation pay and amounts accrued and vested under our retirement plan and supplemental retirement plan.

Equifax Inc. Severance Plan.    Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible non-exempt employee is entitled to a severance benefit of two weeks of base salary for his or her first four years of service plus one week for each year of service thereafter, subject to a maximum of 26 weeks of pay; exempt employees receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible non-exempt employees entitles the employee to two weeks of severance for less than ten years of service, four weeks of severance if they have at least ten but less than 15 years of service, and six weeks of severance if they have 15 or more years of service; for exempt employees, four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, the executive will:

—	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

—	continue to vest in any performance-based stock grant upon completion of such performance milestones;

—

continue to receive medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan;

—	continue to receive executive life insurance benefits; and

—	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the subsequent year ($50,000 in the case of the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the previous two headings, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change in Control

The Compensation Committee in October 2008 approved Tier I change in control agreements (the “CIC Agreements”) with the named executive officers (other than Mr. Smith, who has a change in control provision in his employment agreement as described below).

The CIC Agreements provide that each executive will be an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company.

The CIC Agreements provide that if an executive’s employment is terminated within three years following a change in control (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” the named executive officer will receive:

—

a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, pro rated for the number of days in the current fiscal year through the date of termination;

—

a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a Change of Control event);

—

a lump sum severance payment, in addition to the benefits accrued under the Company defined benefit retirement plan or supplemental retirement plan (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the Retirement Plan with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will be credited with up to five additional years of service with respect to any supplemental retirement plan, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding executive’s termination plus the executive’s highest annual bonus paid to him or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;

—	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

—	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

—

participation in the 401(k) Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the CIC Agreements, a change in control is deemed to occur:

—	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

—	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

—	a sale or disposition of all or substantially all of our assets; or

—	a complete liquidation or dissolution of the Company.

“Good reason” under the CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Benefits payable under the CIC Agreements and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Code Section 4999. No payments have been made to any named executive officer under these agreements.

The CIC Agreements added confidentiality provisions during the named executive officer’s employment and for two years after termination of employment. The agreement also subjects the executive to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan.    Under the annual incentive plan, which is established pursuant to the 2008 Omnibus Incentive Plan, a named executive officer would forfeit his award if he voluntarily terminated his employment other than for good reason (as defined in the plan) prior to year-end or if he is terminated by us for cause (as defined in the plan). However, the executive would receive a pro rata award under the plan if executive’s employment is terminated prior to year end as a result of death, disability, normal retirement or full early retirement, or involuntarily terminated by the Company without cause or voluntarily terminated by him for good reason. If there is a change in control event and a named executive officer is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described above under “Payments Made Upon a Change in Control.”

2008 Omnibus Incentive Plan.    Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and restricted stock units will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments

If Mr. Smith’s employment is terminated while his employment agreement with the Company is in effect by us other than for “cause” or disability, or by Mr. Smith for “good reason,” we will pay Mr. Smith the following, which we refer to as the accrued obligations:

—	his base salary through the date of termination;

—	a pro rata bonus for the year of termination;

—	accrued pay in lieu of unused vacation; and

—	any unvested compensation.

We will also pay Mr. Smith a severance payment equal to the sum of his base salary and his highest annual bonus over the preceding three calendar years. The Company will provide COBRA health insurance continuation coverage for 18 months.

If Mr. Smith’s employment is terminated by reason of his death, disability or retirement, Mr. Smith will receive his accrued obligations. If Mr. Smith’s employment is terminated by the Company for cause or by Mr. Smith without good reason, he will receive his accrued obligations (excluding the pro rata bonus).

Mr. Smith’s employment agreement governs his benefits upon the occurrence of a change in control of the Company. Benefits payable under the employment agreement are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Mr. Smith receives will be increased, if necessary, so that after taking into account all taxes he would incur as a result of those payments, he would receive the same after-tax amount he would have received had no excise tax been imposed under Code Section 4999.

Mr. Smith’s employment agreement contains confidentiality provisions during employment and for two years after termination of employment. The agreement also subjects Mr. Smith to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

“Cause” for this purpose generally means:

—	willful and continued failure to perform substantially his duties with us (other than any such failure resulting from incapacity due to physical or mental illness);

—	intentional violation of our Code of Ethics or Insider Trading Policy; or

—	commission of, or a plea of guilty or no contest relating to, a felony or crime involving moral turpitude.

“Good Reason” for this purpose generally means:

—

demotion from the position of chief executive officer or a material diminution in his authority, duties or responsibilities in such position, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice thereof given by Mr. Smith;

—	a reduction in base salary, target bonus or maximum bonus opportunity;

—	we require Mr. Smith to be based more than 35 miles from our principal executive offices in Atlanta, Georgia;

—	any failure by us to require a successor to comply with the agreement; and

—	any material breach by us of any other material provision of the employment agreement (e.g., failing to pay promised amounts).

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes our equity information as of December 31, 2010. Information is included for equity compensation plans approved by Company shareholders and equity compensation plans not approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)		Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,745,342	(3)	$32.01	11,344,884	(4)
Equity compensation plans not approved by security holders	780,471		$20.50	0
Total	6,525,813		$30.63	11,344,884

(1)	This column does not reflect options assumed in acquisitions when the plans governing the options will not be used for future awards.

(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 1 of this table.

(3)	Represents options to purchase shares under the 2008 Omnibus Incentive Plan.

(4)	Represents shares available for future issuance under the 2008 Omnibus Incentive Plan. This number includes approximately 4,727,035 shares that are available for issuance pursuant to grants of full-value stock awards.

Please see Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2010 Annual Report on Form 10-K in the notes to Consolidated Financial Statements at Note 8, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with the independent auditors the written report and their independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. Management has reviewed with the Audit Committee its report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on February 23, 2011. The Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.

Members of the Audit Committee

James E. Copeland, Jr., Chair        Robert D. Daleo        Mark L. Feidler

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2012 ANNUAL MEETING

Notice of any proposal or director nomination that a shareholder wishes to propose for consideration at the 2012 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for the 2012 Annual Meeting, must be delivered to us not later than November 24, 2011. Such proposal or director nomination must satisfy the information and other requirements specified in our Bylaws which are available at www.equifax.com/about_equifax/corporate_governance/en_us and, if to be included in our proxy materials for the 2012 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC. Any shareholder proposal or director nomination submitted to the Company in connection with the 2012 Annual Meeting should be addressed to: Corporate Secretary, Equifax Inc., 1550 Peachtree St., N.W., Atlanta, Georgia 30309. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2012 Annual Meeting to present the proposal.

Appendix A

EQUIFAX INC.

Guidelines for Determining the Independence of Directors

The Board of Directors of Equifax Inc. (“Equifax”) believes that a majority of its members should be independent non-employee directors. The Board annually reviews all commercial and charitable relationships that directors may have with Equifax to determine whether our directors are, in fact, independent. To assist it in determining director independence, the Board has established the following guidelines that are consistent with the current listing standards of the New York Stock Exchange:

—	A director will not be considered independent if, within the preceding three years,

-	the director was an employee of, or an immediate family member of the director was an executive officer of, Equifax;

-	the director, or an immediate family member of the director, has received during any 12-month period more than $120,000 in direct compensation from Equifax, other than director and committee fees and pension or other forms of deferred compensation for prior service to Equifax (provided such compensation is not contingent in any way on continued service);

-	the director, or an immediate family member of the director, is or was employed as an executive officer of another company where any of Equifax’s present executive officers at the same time serves or served on that company’s Compensation Committee; or

-	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equifax for property or services in an amount which exceeds or exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

—

A director will not be considered independent if (i) the director is a current partner or employee of the firm that is Equifax’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Equifax’s audit within that time.

—	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

-	a director is an executive officer of another company which is indebted to Equifax, or to which Equifax is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

-	a director serves as an officer, director or trustee of a charitable organization and the charitable contributions of Equifax or the Equifax Foundation to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts (Equifax or Equifax Foundation automatic matching of employee charitable contributions will not be included in the amount of Equifax or Equifax Foundation contributions for this purpose); and

-	a director is an executive officer of another company that does business with Equifax and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

—

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. Equifax will explain in its proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

A-1

—

Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to Equifax).

—

Compensation, Human Resources & Management Succession Committee members must be independent in accordance with Section 952 of the Dodd-Frank Act and applicable NYSE listing requirements which require, among other things, a determination as to the source of compensation of the member, including any consulting, advisory or other compensatory fee paid by Equifax, whether the member is affiliated with Equifax, a subsidiary of Equifax or an affiliate.

[As amended December 1, 2010]

A-2

Equifax is a registered trademark of Equifax Inc. Copyright© 2011, Equifax Inc. Atlanta, Georgia All rights reserved. Printed in U.S.A.

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309

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M30765-Z54751-P06368                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

EQUIFAX INC. The Board of Directors recommends that you vote “FOR” each of the following nominees for a one-year term.

1.	Election of Directors:	For	Against	Abstain
Nominees:
	1a. James E. Copeland, Jr.	☐	☐	☐

	1b. Robert D. Daleo	☐	☐	☐	The Board of Directors recommends a vote “FOR” Proposal 3.			For	Against	Abstain

	1c. Walter W. Driver, Jr.	☐	☐	☐	3.	Advisory resolution on executive compensation.		☐	☐	☐

	1d. L. Phillip Humann	☐	☐	☐	The Board of Directors recommends a vote “FOR 1 YEAR” on Proposal 4.		1 Year	2 Years	3 Years	Abstain

	1e. Siri S. Marshall	☐	☐	☐	4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	1f. Mark B. Templeton	☐	☐	☐
The Board of Directors recommends a vote “FOR” Proposal 2.					The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.
2.	To ratify the appointment of Ernst & Young LLP as Equifax’s principal independent registered public accounting firm for 2011.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Daylight Time on May 2, 2011. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 P.M., Eastern Daylight Time, on May 4, 2011 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

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M30766-Z54751-P06368

EQUIFAX INC.

Annual Meeting of Shareholders

May 5, 2011, at 9:30 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of the six director nominees, each for a one-year term, in Proposal 1; “For” ratification of the appointment of Ernst & Young LLP as Equifax’s principal independent registered public accounting firm for 2011 in Proposal 2; “FOR” the advisory resolution on executive compensation in Proposal 3; and “FOR 1 YEAR” on an advisory vote on the frequency of future advisory votes on executive compensation in Proposal 4; and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints L. Phillip Humann, Siri S. Marshall and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Thursday, May 5, 2011, at 9:30 a.m. Eastern Daylight Time at Equifax’s principal executive offices located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 5, 2011.

EQUIFAX INC.	Meeting Information
Meeting Type: Annual Meeting For holders as of: March 7, 2011 Date: May 5, 2011 Time: 9:30 AM EDT
	Location:	Equifax Inc. 1550 Peachtree Street, N.W. Atlanta, GA 30309

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT        ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:        www.proxyvote.com

2) BY TELEPHONE:    1-800-579-1639

3) BY E-MAIL*:            sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 21, 2011 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

	Voting Items
	The Board of Directors recommends that you vote “FOR” each of the following nominees for a one-year term.

				The Board of Directors recommends a vote “FOR” Proposal 3.
	1.	Election of Directors:

		Nominees:		3.	Advisory resolution on executive compensation.

		1a.	James E. Copeland, Jr.	The Board of Directors recommends a vote “FOR 1 YEAR” on Proposal 4.

		1b.	Robert D. Daleo	4.	Advisory vote on the frequency of future advisory votes on executive compensation.

		1c.	Walter W. Driver, Jr.	The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

		1d.	L. Phillip Humann

		1e.	Siri S. Marshall

		1f.	Mark B. Templeton

	The Board of Directors recommends a vote “FOR” Proposal 2.

[	2.	To ratify the appointment of Ernst & Young LLP as Equifax’s principal independent registered public accounting firm for 2011.